                                                Registration No. 33-58569
=========================================================================
                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                             AMENDMENT NO. 2
                                   TO

                                FORM S-4
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933

                               PACIFICORP
         (Exact name of Registrant as specified in its charter)

                                 Oregon
     (State or other jurisdiction of incorporation or organization)

           4911                            93-0246090
(Primary Standard Industrial      (I.R.S. Employer Identification No.)
 Classification Code Number)

                            700 NE Multnomah
                               Suite 1600
                      Portland, Oregon  97232-4116
                             (503) 731-2000
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           RICHARD T. O'BRIEN
                             Vice President
                            700 NE Multnomah
                               Suite 1600
                      Portland, Oregon  97232-4116
                             (503) 731-2000
            (Name, address, including zip code, and telephone
            number, including area code, of agent for service)

          It is respectfully requested that the Commission send copies of all notices, orders and communications to:

          STOEL RIVES BOLEY            WINTHROP, STIMSON, PUTNAM
             JONES & GREY                       & ROBERTS
    700 NE Multnomah, Suite 950          One Battery Park Plaza
    Portland, Oregon 97232-4109       New York, New York 10004-1490
  Attention of John M. Schweitzer  Attention of C. Payson Coleman, Jr.
          (503) 872-4821                      (212) 858-1426

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compli-ance with General Instruction G, check the following box. [ ]
                           __________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=========================================================================

                               PACIFICORP

                          Cross Reference Sheet
                Pursuant to Item 501(b) of Regulation S-K

                                                    Location in
                                                    Prospectus
                                                    -----------
     Form S-4 Item No. and Caption
     -----------------------------
A.   Information About the Transaction

      1.  Forepart of Registration Statement
            and Outside Front Cover Page of
            Prospectus ........................... Facing Page of Regis-
                                                   tration Statement;
                                                   Cross Reference Sheet;
                                                   Cover Page of
                                                   Prospectus

      2.  Inside Front and Outside Back
            Cover Pages of Prospectus ............ Available Information;
                                                   Incorporation of
                                                   Certain Documents by
                                                   Reference; Table of
                                                   Contents

      3.  Risk Factors, Ratio of Earnings
            to Fixed Charges and Other
            Information .......................... The Company;
                                                   Prospectus Summary;
                                                   Risk Factors
                                                   Relating to the
                                                   Exchange Offer and the
                                                   Debentures; Selected
                                                   Financial Information

      4.  Terms of the Transaction ............... Prospectus Summary;
                                                   The Exchange Offer;
                                                   Certain Federal Income
                                                   Tax Considerations;
                                                   Certain Federal Tax
                                                   Considerations for
                                                   Non-United States
                                                   Persons; Description
                                                   of Debentures;
                                                   Description of Capital
                                                   Stock

      5.  Pro Forma Financial Information ........ Not Applicable

      6.  Material Contacts with the
            Company Being Acquired ............... Not Applicable


      7.  Additional Information Required
            for Reoffering by Persons and
            Parties Deemed to be
            Underwriters ......................... Not Applicable

      8.  Interests of Named Experts and
           Counsel ............................... Legal Opinions

      9.  Disclosure of Commission
            Position on Indemnification
            for Securities Act Liabilities ....... Not Applicable

B.   Information About the Registrant

     10.  Information with Respect to S-3
            Registrants .......................... Incorporation of
                                                   Certain Documents by
                                                   Reference; The Company

     11.  Incorporation of Certain
            Information by Reference ............. Incorporation of
                                                   Certain Documents by
                                                   Reference

     12.  Information with Respect to S-2
            or S-3 Registrants ................... Not Applicable

     13.  Incorporation of Certain
            Information by Reference ............. Not Applicable

     14.  Information with Respect to
            Registrants Other Than S-3
            or S-2 Registrants ................... Not Applicable

C.   Information About the
       Company Being Acquired

     15.  Information with Respect to
            S-3 Companies ........................ Not Applicable

     16.  Information with Respect to S-2
            or S-3 Companies ..................... Not Applicable

     17.  Information with Respect to
            Companies Other Than S-2 or
            S-3 Companies .......................  Not Applicable

D.   Voting and Management Information

     18.  Information if Proxies, Consents
            or Authorizations are to be
            Solicited ............................ Not Applicable

     19.  Information if Proxies, Consents
            or Authorizations are not to
            be Solicited or in an Exchange
            Offer ................................ Incorporation of
                                                   Certain Documents by
                                                   Reference; The
                                                   Exchange Offer

                        FORM OF LEGEND

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

           Subject to Completion, Dated June 19, 1995

                          PACIFICORP

                       Offer to Exchange
       _____% Quarterly Income Debt Securities (QUIDSSM)
           (Junior Subordinated Deferrable Interest

                     Debentures, Series B)

                              for
       $1.98 No Par Serial Preferred Stock, Series 1992
                ______________________________

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
    NEW YORK CITY TIME, ON JULY __, 1995, UNLESS EXTENDED.

                ______________________________

          PacifiCorp, an Oregon corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal," which, together with this Prospectus, constitute the "Exchange Offer"), to exchange up to $125,000,000 aggregate principal amount of debentures designated as its _____% Junior Subordinated Deferrable Interest Debentures, Series B (the "Debentures") for up to all of the outstanding shares of the $1.98 No Par Serial Preferred Stock, Series 1992, of the Company (the "Series 1992 Preferred Stock"). The Debentures are offered in minimum denominations of $25 and integral multiples thereof, and the Series 1992 Preferred Stock has a liquidation preference of $25 per share. Consequently, the Exchange Offer will be effected on the basis of $25 principal amount of Debentures for each share of Series 1992 Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. The dividend on the Series 1992 Preferred Stock payable on August 15, 1995 for the period
May 6, 1995 through August 5, 1995 will not be paid to holders of Series 1992 Preferred Stock accepted for exchange in the Exchange Offer (unless the Company extends the Expiration Date (as defined herein) to a date that is after July 21, 1995, which is the record date for shareholders entitled to receive the August 15, 1995 dividend.) In lieu thereof, holders of Debentures will be entitled to interest from and including
May 6, 1995, as described below.

          Holders of Series 1992 Preferred Stock may participate in the Exchange Offer by properly completing and signing the Letter of Transmittal and tendering their shares of Series 1992 Preferred Stock as described in "The Exchange Offer--Procedures for Tendering" in accordance with the instructions contained herein and in the Letter of Transmittal prior to the Expiration Date.

          The Company will accept for exchange Series 1992 Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July __, 1995, or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of Series 1992 Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus. The Company expressly reserves the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Series 1992 Preferred Stock, at any time for any reason, including (without limitation) if fewer than 1,000,000 shares of Series 1992 Preferred Stock are tendered (which condition may be waived by the Company). For a description of the other terms of the Exchange Offer, see "The Exchange Offer--Withdrawal of Tenders" and "--Expiration Date; Extensions; Amendments; Termination."

          The Company will pay a soliciation fee of $0.50 per share for any Series 1992 Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer to any Soliciting Dealer (as defined herein), provided that the appliable Letter of Transmittal designates such Soliciting Dealer as having solicited and obtained such tender. See "The Exchange Offer--Fees and Expenses; Transfer Taxes."

          See "Risk Factors Relating to the Exchange
Offer and the Debentures" for a discussion of certain factors that should be considered in connection with the Exchange Offer and an investment in the Debentures, including in the case of the Debentures the period and circumstances during and under which payment of interest may be deferred and certain related federal income tax consequences.

             _____________________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
    THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
       SECURITIES COMMISSION NOR HAS THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY
                    IS A CRIMINAL OFFENSE.

                                       (Continued on next page)

             ____________________________________

       SMQUIDS is a service mark of Goldman, Sachs & Co.
             ____________________________________

             ____________________________________
        The Dealer Managers for the Exchange Offer are:

Goldman, Sachs & Co.                       Salomon Brothers Inc
             ____________________________________

         The date of this Prospectus is June __, 1995.

          The Debentures will mature on September 30, 2025 and will bear interest at an annual rate of _____% from and including the first day following the Expiration Date (the "Issue Date"). Interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1995, provided that, so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with New York Stock Exchange (the "NYSE") rules at any time during the term of the Debentures, to extend the interest payment period at any time and from time to time for a period not exceeding 20 consecutive calendar quarters (each such extended period, an "Extension Period"). No interest shall be due and payable during an Extension Period, but at the end of each Extension Period the Company shall pay to the holders all interest then accrued and unpaid on the Debentures, together, with interest thereon, compounded quarterly at the rate of interest on the Debentures. Upon the termination of any Extension Period and the payment of all interest then due, the Company may commence a new Extension Period. After prior notice by public announcement given in accordance with the NYSE rules, the Company also may prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. In the event that the Company exercises such right to extend, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its capital stock, including the Series 1992 Preferred Stock, until deferred interest on the Debentures is paid in full, subject to certain exceptions described herein. Therefore, the Company believes that the extension of an interest payment period on the Debentures is unlikely.
However, should the Company determine to exercise such right in the future, the market price of the Debentures is likely to be adversely affected. See "Risk Factors Relating to the Exchange Offer and the Debentures" and Description of Debentures--Interest" and "--Option to Extend Interest Payment Period."

          In addition, unless the Company extends the Expiration Date to a date that is after July 21, 1995, registered holders of the Debentures on September 15, 1995 will be entitled to interest at a rate of 7.92% per annum from and including May 6, 1995 to and including the Expiration Date in lieu of dividends accumulating after May 5, 1995 on their Series 1992 Preferred Stock accepted for exchange, payable on September 30, 1995, which is the date of the first interest payment on the Debentures ("Pre-Issuance Accrued Interest").
No extension of an interest payment period will be permitted with respect to Pre-Issuance Accrued Interest.

          The Debentures are redeemable at the option of the Company at any time after May 31, 1997 (which is the same date after which the Series 1992 Preferred Stock is redeemable at the option of the Company), in whole or in part, at a redemption price of 100% of the principal amount of the Debentures redeemed, plus accrued and unpaid interest to the date fixed for redemption. The Debentures will not be subject to mandatory redemption, and no sinking fund will be established for the payment of the Debentures. See "Description of Debentures--Optional Redemption." The Debentures are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as defined herein) of the Company, but senior to preferred stock of the Company, including the Series 1992 Preferred Stock, and to the Common Stock of the Company. On March 31, 1995, approximately $3.7 billion of such Senior Indebtedness was outstanding. As the Debentures will be issued by the Company, the Debentures effectively will be subordinate to all obligations of the Company's subsidiaries. See "Description of Debentures--Subordination."

          For United States federal income tax purposes, the exchange of Series 1992 Preferred Stock for Debentures will, depending upon each exchanging holder's particular facts and circumstances, be treated as either an exchange in which gain or loss is recognized or as a distribution taxable as a dividend, and the Debentures will be treated as having been issued with original issue discount. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain Federal Income Tax Considerations" and "Certain Federal Tax Considerations for Non-United States Persons."

          The Series 1992 Preferred Stock is listed and principally traded on the NYSE. On June __, 1995, the last full day of trading prior to the first public announcement of the Exchange Offer, the closing sales price of the Series 1992 Preferred Stock on the NYSE as reported on the Composite Tape was $_______ per share. Holders of Series 1992 Preferred Stock are urged to obtain current market quotations therefor.

          Application has been made to list the Debentures on the NYSE. To the extent that Series 1992 Preferred Stock is tendered and accepted in the Exchange Offer, a holder's ability to sell Series 1992 Preferred Stock not tendered for exchange could be adversely affected. The Company does not believe that the Exchange Offer has a reasonable likelihood of causing the Series 1992 Preferred Stock to be delisted from the NYSE.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN. THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS (AS DEFINED BELOW) OF SERIES 1992 PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF SERIES 1992 PREFERRED STOCK IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OR BLUE SKY LAWS OF WHICH REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS (AS DEFINED BELOW) OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                     AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The Common Stock of the Company is listed on the NYSE and the Pacific Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at their respective offices: New York Stock Exchange, 20 Broad Street, New York, New York 10005, and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

          This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document are qualified by referenceto the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     (1)  Annual Report on Form 10-K for the year ended
December 31, 1994 (as amended by Form 10-K/A dated April 28,
1995);

     (2)  Quarterly Report on Form 10-Q for the quarter ended
March 31, 1995; and

     (3) Current Reports on Form 8-K dated March 9, March 31, and April 11, 1995.

          All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date on which the Exchange Offer is consummated shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents."

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Incorporated Documents are not presented in this Prospectus or delivered herewith. The Company hereby undertakes to provide without charge to each person, including any beneficial owner of Series 1992 Preferred Stock, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the

Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. The Company will send the Incorporated Documents by first-class mail or other equally prompt means within one business day of receipt of any such request. Requests should be directed to Richard T. O'Brien, Vice President, PacifiCorp, 700 NE Multnomah, Suite 1600, Portland, Oregon 97232, telephone number (503) 731-2000. In order to ensure timely delivery of the Incorporated Documents, any request should be made not later than five business days prior to the Expiration Date.
The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                       TABLE OF CONTENTS
                                                           Page
                                                           ----
Available Information. . . . . . . . . . . . . . . . . .     2
Incorporation of Certain Documents by Reference. . . . .     3
Prospectus Summary . . . . . . . . . . . . . . . . . . .     5

Risk Factors Relating to the Exchange
   Offer and the Debentures. . . . . . . . . . . . . . .    17

The Company. . . . . . . . . . . . . . . . . . . . . . .    22
Selected Financial Information . . . . . . . . . . . . .    23
The Exchange Offer . . . . . . . . . . . . . . . . . . .    25
Price Range of Series 1992 Preferred Stock . . . . . . .    38
Description of Debentures. . . . . . . . . . . . . . . .    38
Description of Capital Stock . . . . . . . . . . . . . .    49
Certain Federal Income Tax Considerations. . . . . . . .    53
Certain Federal Tax Considerations for
   Non-United States Persons . . . . . . . . . . . . . .    59
Experts. . . . . . . . . . . . . . . . . . . . . . . . .    63
Legal Opinions . . . . . . . . . . . . . . . . . . . . .    63

                      PROSPECTUS SUMMARY

          The following summary does not purport to be complete and is qualified in its entirety by the detailed information contained elsewhere in this Prospectus or by documents incorporated by reference into this Prospectus.

                          The Company

          PacifiCorp (the "Company") is an electric utility that conducts a retail electric utility business through Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. The Company is the indirect owner, through PacifiCorp Holdings, Inc. (a wholly-owned subsidiary), of 86.6% of Pacific Telecom, Inc. and 100% of each of Pacific Generation Company and PacifiCorp Financial Services, Inc. The principal executive offices of the Company are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232; the telephone number is (503) 731-2000. See "The Company."



Risk Factors Relating to the Exchange Offer and the Debentures

          In addition to the other information contained in this Prospectus, which should be read carefully, holders should consider the following factors prior to making a decision regarding the Exchange Offer (as defined below):

- --   The annual interest rate on the Debentures (as defined
     below) will be ____% as compared with the indicated annual dividend rate of 7.92% on the Series 1992 Preferred Stock (as defined below). See "--Comparison of Debentures and Series 1992 Preferred Stock" below.

- --   The Debentures will rank senior to the Series 1992 Preferred
     Stock as to payment in respect thereof and as to the distribution of assets upon liquidation. However, the Debentures will be unsecured obligations of the Company and will be (as the Series 1992 Preferred Stock is) subordinate in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. In addition, the Debentures will be (as the Series 1992
     Preferred Stock is) effectively subordinated to all obligations of the Company's subsidiaries. See "Risk
     Factors Relating to the Exchange Offer and the Debentures-- Subordination of Debentures."

- --   Participation in the Exchange Offer will be a taxable event.
     The consequences of the Exchange Offer and holding

     Debentures in lieu of Series 1992 Preferred Stock may vary depending upon the holder's particular facts and circumstances. Accordingly, holders are advised to consult with their own tax advisors regarding the federal, state, local and foreign tax consequences of the exchange of Series 1992 Preferred Stock for Debentures and of the ownership and disposition of Debentures received in the exchange in light of their own particular circumstances. See "Risk Factors Relating to the Exchange Offer and the Debentures--Exchange as a Taxable Event."


- --   The interest payment period on the Debentures may be
     extended under certain circumstances by the Company in its sole discretion for up to 20 consecutive quarters during which no interest would be payable thereon. In the event an extension occurs, holders of the Debentures would continue to accrue income on the Debentures for United
     States federal income tax purposes.  See "Risk Factors
     Relating to the Exchange Offer and the Debentures--Right of Company to Defer Payment of Interest," "--Potential
     Market Volatility During Extension Period" and "--No Cash Payments During Extension Period to Pay Accrued Tax Liability."


- --   The Debentures constitute a new series of securities with
     no established trading market. While application has been made to list the Debentures on the New York Stock Exchange (the "NYSE"), no assurance can be given as to the liquidity of, or trading markets for, the Debentures or whether the sales price of the Debentures on the NYSE at the time of issuance thereof (or at any time thereafter) will be greater than or less than either the stated principal amount thereof or the closing sales price of the Series 1992 Preferred Stock on the NYSE on the Expiration Date. See "Risk Factors Relating to the Exchange Offer and the Debentures--No Established Trading Market for Debentures."


- --   For corporate holders, dividends on the Series 1992 Preferred
     Stock are eligible for the dividends received deduction.
     Interest on the Debentures will not be eligible for the dividends received deduction for corporate holders.
     See "--Comparison of Debentures and Series 1992 Preferred
     Stock" below.

- --   Subject to the Company's right to extend payment of
     interest as described herein, holders of Debentures will have the right to receive interest and principal payments as and when due, but will not have any of the voting rights of the Series 1992 Preferred Stock. See "Description of Capital Stock--Voting Rights."

- --   There are no terms of the Debentures that limit the
     Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the Debentures. The Indenture (as defined below) does not contain any cross-defaults to any other indebtedness of the Company and, therefore, a default with respect to or the acceleration of, any such indebtedness will not constitute an Event of Default (as defined below) with respect to the Debentures. The Indenture does not (as the Series 1992 Preferred Stock does not) contain any provisions that afford holders protection in the event of a highly leveraged transaction involving the Company or in the event of a change in control of the Company. See "Risk Factors Relating to the Exchange Offer and the Debentures--No Limitation on Indebtedness; No Protection Against Highly Leveraged Transaction or Change in Control."

                      The Exchange Offer

Purpose of the Exchange Offer

          The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing the Series 1992 Preferred Stock with the Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable on the Series 1992 Preferred Stock are not deductible. See "The Exchange Offer--Purpose of the Exchange Offer."

Terms of the Exchange Offer

          Upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with this Prospectus, constitute the "Exchange Offer"), the Company hereby offers to exchange up to $125,000,000 aggregate principal amount of debentures designated as its _____% Junior Subordinated Deferrable Interest Debentures, Series B (the "Debentures") for up to all of the outstanding shares of the $1.98 No Par Serial Preferred Stock, Series 1992, of the Company (the "Series 1992 Preferred Stock").

Exchanges will be effected on the basis of $25 principal amount of Debentures (the minimum permitted denomination) for each share of Series 1992 Preferred Stock (which has a liquidation preference of $25 per share) validly tendered and accepted for exchange in the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer." Shares of Series 1992 Preferred Stock exchanged pursuant to the Exchange Offer will revert to the status of authorized but unissued shares of the Company's No Par Serial Preferred Stock.

Securities Offered

          The Debentures will mature on September 30, 2025 and will bear interest at an annual rate of _____% from and including the first day following the Expiration Date (the "Issue Date"). Interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1995, provided that, so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, to extend the interest payment period at any time and from time to time for a period not exceeding 20 consecutive calendar quarters (each such extended period, an "Extension Period"). In the event that the Company exercises such right to extend, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its capital stock (including the Series 1992 Preferred Stock) until deferred interest on the Debentures is paid in full, subject to certain exceptions as described herein. Therefore, the Company believes that the extension of an interest payment period on the Debentures is unlikely. However, should the Company determine to extend such right in the future, the market price of the Debentures is likely to be adversely affected. See "Risk Factors Relating to the Exchange Offer and the Debentures" and "Description of Debentures--Interest" and "--Option to Extend Interest Payment Period."

          The Debentures are redeemable at the option of the Company at any time after May 31, 1997 (which is the same date after which the Series 1992 Preferred Stock is redeemable at the option of the Company), in whole or in part, at a redemption price of 100% of the principal amount of the Debentures redeemed, plus accrued and unpaid interest to the date fixed for redemption. The Debentures will not be subject to mandatory redemption, and no sinking fund will be established for the payment of the Debentures. See "Description of Debentures--Optional Redemption."

          The dividend on the Series 1992 Preferred Stock payable on August 15, 1995 for the period May 6, 1995 through August 5, 1995 will not be paid to holders of Series 1992 Preferred Stock accepted for exchange in the Exchange Offer (unless the Company extends the Expiration Date to a date that is after July 21, 1995, which is the record date for shareholders entitled to receive the August 15, 1995 dividend.) In lieu thereof, registered holders of the Debentures on September 15, 1995 will be entitled to interest at a rate of 7.92% per annum from and including May 6, 1995 to and including the Expiration Date, payable on September 30, 1995, which is the date of the first interest payment on the Debentures ("Pre- Issuance Accrued Interest"). No extension of an interest payment period will be permitted with respect to Pre-Issuance Accrued Interest. The Debentures will be issued pursuant to an indenture dated as of May 1, 1995 between the Company and The Bank of New York, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto relating to the Company's Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Debentures") and the Second Supplemental Indenture thereto relating to the Debentures (as so supplemented, the "Indenture"). See "Description of Debentures."

Expiration Date; Withdrawals

          The Company will accept for exchange Series 1992 Preferred Stock, validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July __, 1995, or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of Series 1992 Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus. See "The Exchange Offer--Withdrawal of Tenders" and "--Expiration Date; Extensions; Amendments; Termination."

Extensions, Amendments and Termination

          The Company expressly reserves the right to
(i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Series 1992 Preferred Stock, at any time for any reason, including (without limitation) if fewer than 1,000,000 shares of Series 1992 Preferred Stock are tendered (which condition may be waived by the Company). See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

Procedures for Tendering

          Each Holder (as defined below) of the Series 1992 Preferred Stock wishing to accept the Exchange Offer must (i) unless an Agent's Message (as defined herein) is utilized in connection with a book-entry transfer, properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to The Bank of New York, as Exchange Agent (the "Exchange Agent"), at either of its addresses set forth in "The Exchange Offer-- Exchange Agent and Information Agent" and either (a) certificates for the Series 1992 Preferred Stock must be received by the Exchange Agent at such address or
(b) such Series 1992 Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described herein. See "The Exchange Offer--General" and "--Procedures for Tendering."

          In order to participate in the Exchange Offer, Holders of Series 1992 Preferred Stock must submit a Letter of
Transmittal and comply with the other procedures for tendering in accordance with the instructions contained herein and in the Letter of Transmittal prior to the Expiration Date.

          LETTERS OF TRANSMITTAL, SERIES 1992 PREFERRED STOCK
AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE
EXCHANGE AGENT, AND NOT TO THE COMPANY, THE DEALER MANAGERS OR
THE INFORMATION AGENT REFERRED TO HEREIN.

Special Procedure for Beneficial Owners

          Any beneficial owner whose Series 1992 Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Series 1992 Preferred Stock, either make appropriate arrangements to register ownership of the Series 1992 Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

See "The Exchange Offer--Procedures for Tendering--Signature
Guarantees."

Guaranteed Delivery Procedures

          If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Series 1992 Preferred Stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery."

Acceptance of Shares and Delivery of Debentures

          Upon the terms and subject to the conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw, amend or terminate the Exchange Offer and certain other rights, the Company will accept for exchange all shares of Series 1992 Preferred Stock that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. Subject to such terms and conditions, the Debentures issued pursuant to the Exchange Offer will be issued as of the Issue Date and will be delivered as promptly as practicable thereafter. See "The Exchange Offer--Terms of the Exchange Offer" and "--Expiration Date; Extensions; Amendments; Termination."

Certain Federal Income Tax Considerations

          The exchange of Series 1992 Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable event for exchanging shareholders. Depending on each exchanging shareholder's particular facts and circumstances, the exchange will be treated as (i) a transaction in which gain or loss will be recognized in an amount equal to the difference between the fair market value of the Debentures received in the exchange and the exchanging shareholder's tax basis in the shares of Series 1992 Preferred Stock surrendered or (ii) a distribution taxable as a dividend in an amount equal to the fair market value of the Debentures received by such exchanging shareholder. In the case of a shareholder who directly or constructively owns solely Series 1992 Preferred Stock, or not more than one percent of the Series 1992 Preferred Stock outstanding and not more than one percent of all other classes of outstanding stock of the Company, an exchange of all or a part of such shareholder's Series 1992 Preferred Stock for Debentures pursuant to the Exchange Offer should ordinarily be treated as an exchange described in clause (i) of the previous sentence. See "Certain Federal Income Tax

Considerations" and "Certain Federal Tax Considerations for
Non-United States Persons."

          The Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. Holders of Debentures will be required to include such original issue discount in gross income as it accrues on the Debentures in advance of the receipt of cash. In the event an Extension Period occurs, this may cause holders of Debentures to recognize ordinary income from the Debentures without a corresponding receipt of cash in the same tax year. See "Risk Factors Relating to the Exchange Offer and the Debentures--Differences In Amount Between Interest Payments and Taxable Income" and "Certain Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures."

          No portion of the amounts received with respect to the Debentures will be eligible for the dividends received deduction.

Untendered Shares

          Holders of Series 1992 Preferred Stock who do not tender all their Series 1992 Preferred Stock in the Exchange Offer or whose Series 1992 Preferred Stock is not accepted for exchange will continue to hold such Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations, applicable thereto. To the extent Series 1992 Preferred Stock is tendered and accepted in the Exchange Offer, the terms on which untendered Series 1992 Preferred Stock could subsequently be sold could be adversely affected. See "Risk Factors Relating to the Exchange
Offer and the Debentures--Risk That Preferred Stock May Be Delisted or Become Illiquid." The Company does not believe that the Exchange Offer has a reasonable likelihood of causing the Series 1992 Preferred Stock to be delisted from the NYSE. See "The Exchange Offer--Listing and Trading of Debentures and Series 1992 Preferred Stock; Transfer Restrictions."

Exchange Agent and Information Agent

          The Bank of New York has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to Georgeson & Company Inc., which has been retained by the Company to act as Information Agent for the Exchange Offer (the "Information Agent"). The addresses and telephone numbers of the Exchange

Agent and the Information Agent are set forth in "The Exchange
Offer--Exchange Agent and Information Agent."

Dealer Managers

          Goldman, Sachs & Co. and Salomon Brothers Inc have been retained as Dealer Manager to solicit exchanges of Series 1992 Preferred Stock for Debentures (collectively, the "Dealer Managers"). Questions with respect to the Exchange Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182.

Fees and Expenses; Transfer Taxes

          The expenses of soliciting tenders of the Series 1992 Preferred Stock will be borne by the Company. The Company will pay a solicitation fee of $0.50 per share for any Series 1992 Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer to any Soliciting Dealer (as defined herein), provided that the applicable Letter of Transmittal designates such Soliciting Dealer as having solicited and obtained such tender. The Company will pay all transfer taxes, if any, applicable to the exchange of Series 1992 Preferred Stock pursuant to the Exchange Offer. See "The Exchange Offer-
- -Fees and Expenses; Transfer Taxes."

Comparison of Debentures and Series 1992 Preferred Stock

          The following is a brief summary comparison of certain of the principal terms of the Debentures and the Series
1992 Preferred Stock.

                                                          Series 1992 Preferred
                    Debentures                                    Stock
                    ----------                            ---------------------
Interest/           _____% annual interest from           7.92% indicated annual dividend
Dividend Rate       and including the Issue Date          rate, cumulative and payable
                    (7.92% per annum for the period       quarterly out of funds legally
                    from and including May 6, 1995        available therefor on February 15,
                    to and including the Expiration       May 15, August 15 and November 15 of
                    Date) payable quarterly in            each year for the dividend periods
                    arrears on March 31, June 30,         ending on the fifth day of each such
                    September 30 and December 31 of       month, when, as and if declared by
                    each year, commencing September 30,   the Company's Board of Directors.

                    1995, subject to the Company's        All dividends on the Series 1992
                    right to extend the interest          Preferred Stock have been paid to
                    payment period at any time and        date and the Company has declared
                    from time to time for a period        the dividend payable on August 15,
                    not exceeding 20 consecutive          1995 to holders of record on
                    calendar quarters, as described       July 21, 1995.  In the event
                    herein.  Upon the exercise of         dividends are not paid on a
                    such right to extend, and until       dividend payment date in the
                    payment in full of all accrued        future, holders would not be
                    interest, compounded quarterly,       entitled to receive interest on
                    the Company may not declare or        any dividend arrearages.
                    pay dividends on, or redeem,
                    purchase or acquire, any shares
                    of its capital stock (subject
                    to certain exceptions).
                    Therefore, the Company believes
                    that any such extension
                    is unlikely.

Maturity            September 30, 2025.  There is         None.  There is no mandatory
                    no mandatory redemption or            redemption or sinking fund.
                    sinking fund.

Optional            Redeemable at the option of the       Redeemable at the option of the
Redemption          Company at any time  after May 31,    Company at any time  after May 31,
                    1997, in whole or in part, at a       1997, in whole or in part, at a
                    redemption price of 100% of the       redemption price of $25 per share,
                    principal amount of the Debentures    in each case plus accrued and
                    redeemed, in each case plus accrued   unpaid dividends to the date fixed
                    and unpaid interest to the date       for redemption.
                    fixed for redemption.

Subordination       Although senior to preferred stock    Subordinate to claims of creditors,
                    of the Company, including the Series  including holders of the Company's

                    1992 Preferred Stock, and to the      outstanding debt securities and
                    Common Stock of the Company, the      the Debentures, but senior to the
                    Debentures are unsecured obligations  Common Stock of the Company.
                    of the Company and subordinated to    Effectively subordinated to all
                    all existing and future Senior        obligations of the Company's
                    Indebtedness.  Effectively            subsidiaries.
                    subordinated to all obligations of
                    the Company's subsidiaries.

Voting Rights/      Subject to the Company's right to     One-quarter vote per share on
Enforcement         extend payment as described herein,   matters presented to shareholders
                    holders have the right to receive     of the Company generally, with
                    interest and principal payments as    additional voting rights on
                    and when due, but do not have any     certain matters.  If dividends
                    voting rights.  Holders may           shall be in arrears in an aggregate
                    institute suit for the enforcement    amount equivalent to four full
                    of any such payment after the due     quarterly payments, the Holders
                    date.                                 have the right (together with
                                                          other classes of preferred stock
                                                          ranking on a parity with the
                                                          Series 1992 Preferred Stock
                                                          either as to dividends or on
                                                          the distribution of assets
                                                          upon liquidation) to elect a
                                                          majority of the full Board
                                                          of Directors.

Transfer            The Debentures will be registered     The Series 1992 Preferred Stock
Restrictions;       under the Securities Act and will     has been registered under the
New York Stock      be transferable to the extent         Securities Act and is transferable
Exchange Listing    permitted thereunder.  The            to the extent permitted thereunder.

                    Company has applied to list           The Series 1992 Preferred Stock is
                    the Debentures on the NYSE.           listed on the NYSE.

Dividends           Interest will not be eligible for     Dividends are eligible for the
Received            the dividends received deduction.     dividends received deduction
Deduction                                                 (which is not applicable to
                                                          individual shareholders).

Dividend            Interest may not be reinvested        Dividends on the Series 1992
Reinvestment        under the DRIP.  However, dividends   Preferred Stock may be
and Stock           on other shares of the Company's      reinvested in Common Stock
Purchase Plan       capital stock held by a tendering     of the Company in accordance
("DRIP")            shareholder will remain eligible      with the DRIP.
                    for reinvestment under the DRIP.

                    RISK FACTORS RELATING TO
             THE EXCHANGE OFFER AND THE DEBENTURES


          Prospective exchanging shareholders should carefully consider the following risk factors:

Exchange as Taxable Event

          The exchange of Series 1992 Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable event. Depending on each exchanging shareholder's particular facts and circumstances, the exchange will be treated as (i) a transaction in which gain or loss will be recognized in an amount equal to the difference between the fair market value of the Debentures received in the exchange and the exchanging shareholder's tax basis in the shares of Series 1992 Preferred Stock surrendered or (ii) a distribution taxable as a dividend in an amount equal to the fair market value of the Debentures received by such exchanging shareholder. See "Certain Federal Income Tax Considerations" and "Certain Federal Tax Considerations for Non-United States Persons." All holders of Series 1992 Preferred Stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the exchange of Series 1992 Preferred Stock.

Right of Company to Defer Payment of Interest

          So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right under the Indenture, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, to extend the interest payment period at any time and from time to time for a period not exceeding 20 consecutive calendar quarters. No interest shall be due and payable during an Extension Period, but on the interest payment date occurring at the end of each Extension Period the Company shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Debentures, together with interest thereon, compounded quarterly at the rate of interest on the Debentures.

          Upon the termination of any Extension Period and the payment of all interest then due, the Company may commence a new Extension Period. After prior notice given by public announcement in accordance with NYSE rules, the Company may also prepay at any time all or a portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. See "Description of Debentures--
Option to Extend Interest Payment Period."

Potential Market Volatility During Extension Period

          As described above, the Company has the right to extend an interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters. In the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Debentures is likely to be adversely affected. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Debentures. See "Description of Debentures--Option to Extend Interest Payment Period."

No Cash Payments During Extension Period to Pay Accrued Tax
Liability

          In the event an Extension Period occurs, holders of the Debentures would continue, under the original issue discount rules, to accrue income on the Debentures for United States federal income tax purposes. As a result, a holder that is subject to United States federal income tax ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its Debentures prior to the record date for payment of interest at the end of an Extension Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Extension Period. The extent to which such a holder will receive a return on the Debentures for the period it held such Debentures will depend on the market for the Debentures at the time of such disposition. See "--Differences In Amount Between Interest Payments and Taxable Income" below and "Certain Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures."

Differences In Amount Between Interest Payments and
Taxable Income

          Because the original issue discount rules apply to the Debentures, even if an Extension Period does not occur there may be differences in timing and amount between the gross income recognized with respect to a Debenture and the interest payable on such Debenture. The amount of original issue discount that an owner of Debentures will be required to accrue over the term of such Debentures may be greater than or less than the total amount of interest payable with respect to such Debentures. If the fair market value of the Debentures at the time of their issuance is less than their stated principal amount, the difference will be included in income over the term of such Debentures. If the fair market value of the Debentures at the time of their issuance is greater than their stated principal amount, the amount of original issue discount included in income over the term of the Debentures will be reduced by the difference. See "Certain Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures."

Subordination of Debentures

          The Debentures are senior to preferred stock of the Company, including the 1992 Series Preferred Stock, and to the Common Stock of the Company, but will be unsecured obligations of the Company and subordinate to all existing and future Senior Indebtedness of the Company. On March 31, 1995, approximately $3.7 billion of such Senior Indebtedness was outstanding. As the Debentures will be issued by the Company, the Debentures effectively will be subordinate to all obligations of the Company's subsidiaries. See "Description of Debentures--Subordination."

No Established Trading Market for Debentures

          The Debentures constitute a new issue of securities with no established trading market. While application has been made to list the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on the NYSE. In addition, because interest on the Debentures will not be eligible for the dividends received deduction, it is likely that fewer institutions will hold the Debentures than currently hold the Series 1992 Preferred Stock. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures or whether the sales price of the Debentures on the NYSE at the time of issuance thereof (or at any time thereafter) will be greater than or less than either the stated principal amount thereof or the closing sales price of the Series 1992 Preferred Stock on the NYSE on the Expiration Date.

Risk That Preferred Stock May Be Delisted or Become Illiquid

          Under the rules of the NYSE, preferred stock such as the Series 1992 Preferred Stock is subject to delisting if
(i) the aggregate market value of publicly-held shares is less than $2 million or (ii) the number of publicly-held shares is less than 100,000. In the event that the number of shares of Series 1992 Preferred Stock tendered for exchange in the Exchange Offer (i.e., more than 4,900,000 shares) would, if accepted by the Company, result in the risk that the Series 1992 Preferred Stock to be outstanding following such acceptance would be delisted, the Company will amend the Exchange Offer to decrease the number of shares of Series 1992 Preferred Stock sought to such number as would not result in delisting or to comply with Rule 13e-3 under the Exchange Act.

          To the extent that less than all of the Series 1992 Preferred Stock is exchanged for Debentures in the Exchange Offer, the liquidity and trading market for the Series 1992 Preferred Stock to be outstanding following the Exchange Offer, and the terms upon which such Series 1992 Preferred Stock could be sold, could be adversely affected.

No Voting Rights

          Subject to the Company's right to extend payment of interest as described herein, holders of Debentures will have the right to receive interest and principal payments as and when due, but will not have any of the voting rights of the Series 1992 Preferred Stock. See "Description of Capital Stock--Voting Rights."

No Limitation on Indebtedness; No Protection Against Highly
Leveraged Transaction or Change in Control

          There are no terms of the Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the Debentures. The Indenture does not contain any cross-defaults to any other indebtedness of the Company and, therefore, a default with respect to, or the acceleration of, any such indebtedness will not constitute an Event of Default (as defined below) with respect to the Debentures. The Indenture does not contain any provisions that afford holders of Debentures protection in the event of a highly leveraged transaction involving the Company or in the event of a change in control of the Company. See "Description of Debentures--General."

                          THE COMPANY

          The Company is an electric utility that conducts a retail electric utility business through Pacific Power & Light Company ("Pacific Power") and Utah Power & Light Company ("Utah Power"), and engages in power production and sales on a wholesale basis under the name PacifiCorp. The Company is the indirect owner, through PacifiCorp Holdings, Inc. (a wholly-owned subsidiary), of 86.6% of Pacific Telecom, Inc. ("Pacific Telecom") and 100% of each of Pacific Generation Company ("PGC") and PacifiCorp Financial Services, Inc. ("PFS"). Reference is made to the Incorporated Documents for information concerning a proposed merger transaction that would increase the Company's ownership interest in Pacific Telecom to 100%.

          The Company furnishes electric service in portions of seven western states: California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Pacific Telecom, through its subsidiaries, provides local telephone service and access to the long distance network in Alaska, seven other western states and three midwestern states, provides intrastate and interstate long distance communication services in Alaska, provides cellular mobile telephone services, and is engaged in sales of capacity in and operation of a submarine fiber optic cable between the United States and Japan. PGC is engaged in the independent power production and cogeneration business. PFS plans to continue to sell portions of its loan, leasing and real estate investments.

          The principal executive offices of the Company are located at 700 NE Multnomah, Suite 1600, Portland, Oregon
97232; the telephone number is (503) 731-2000.

                SELECTED FINANCIAL INFORMATION
    (Dollar amounts in millions, except per share amounts)

          The following selected financial information for each of the three years in the period ended December 31, 1994 and the three months ended March 31, 1994 and 1995 has been derived from the consolidated financial statements of the Company for the respective periods. The consolidated financial statements for the three-year period ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, and the reports of Deloitte & Touche LLP are incorporated herein by reference. This selected financial information should be read in conjunction with the financial statements and related notes thereto included in the Incorporated Documents.


                                     Twelve Months        Three Months
                                   Ended December 31,    Ended March 31,
                                  --------------------   ---------------
                                  1992    1993    1994    1994    1995
                                  ----    ----    ----    ----    ----
Income Statement Data:
  Revenues . . . . . . . . . . .  $3,236  $3,405  $3,507   $865   $854
  Income from Operations (1) . .     704     969   1,022    259    264
  Income from Continuing
  Operations . . . . . . . . . .     150     423     468    121    115
  Discontinued Operations (2). .    (491)     52      --     --     --
  Cumulative Effect on Prior Years
    of a Change in Accounting for
    Income Taxes . . . . . . . .     --        4      --     --     --
  Net Income (Loss). . . . . . .    (341)    479     468    121    115
  Preferred Stock Dividend
    Requirements . . . . . . . .      37      39      40     10     10
  Earnings (Loss) on
    Common Stock . . . . . . . .    (378)    440     428    111    105
  Earnings (Loss) per Common
    Share:
      Continuing Operations. . .    .42     1.40    1.51   0.39   0.37
      Discontinued Operations. .  (1.84)     .19      --     --     --
      Cumulative Effect on Prior
      Years of a Change in Accounting
      for Income Taxes . . . . .     --      .01      --     --      --

                                      Twelve Months          Three Months
                                    Ended December 31,      Ended March 31,
                                 ------------------------   ---------------
                                 1992      1993      1994        1995
                                 ----      ----      ----        ----
Other Data:
  Ratio of Earnings to
  Fixed Charges(4) . . . . . .   1.6x      2.5x      3.0x         3.1x

  Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends(5) . . . . .   1.4x      2.2x      2.6x         2.6x

                                                          March 31, 1995
                                          ----------------------------------------------
                                                              As Adjusted(3)
                                                              --------------
                                                         Assuming         Assuming
                                          Actual       50% Exchange     75% Exchange
                                          ------       ------------     ------------
Capital Structure:                        Amount   %      Amount     %     Amount     %
                                          ----------------------------------------------
  Debt and Capital
  Lease Obligations. . . . . . .          $ 4,435  52%   $ 4,324     51%   $ 4,325    51%

  Subordinated Debt. . . . . . .               --   0        183      2        214     2
                                          -------  ---   -------     ---    ------    ---
    Total Debt and
      Capital Lease Obligations.            4,435  52      4,507     53      4,539    53

  Preferred Stock. . . . . . . .              367   4        304      3        273     3

  Preferred Stock Subject to
    Mandatory Redemption . . . .              219   3        219      3        219     3

  Common Equity. . . . . . . . .            3,491  41      3,491     41      3,491    41
                                         -------  ---    -------     ---     ------   ---
  Total. . . . . . . . . . . . .          $ 8,512 100%   $ 8,521     100%   $ 8,522  100%
_______________

(1) Income before income taxes, interest, other nonoperating items, discontinued operations and cumulative effect of a change in an accounting principle.

(2) Discontinued operations represents the Company's interests in NERCO, Inc., the disposition of which was completed pursuant to a merger in June 1993, and an international communications subsidiary of Pacific Telecom, the disposition of which was completed in September 1993.

(3) Adjusted to give effect to (i) the issuance of $120 million of the Series A Debentures by the Company on May 31, 1995 and the application of the estimated net proceeds thereof to repay short-term borrowings, (ii) the issuance of $100 million of Secured Medium-Term Notes, Series G, by the Company on June 9, 1995 and the application of the estimated net proceeds thereof to repay debt and (iii) the issuance of the Debentures in exchange for the 1992 Series Preferred Stock at the indicated assumed acceptance rates.

(4)  Ratios for 1990 and 1991 were 2.3 x and 2.4 x, respectively.

(5)  Ratios for 1990 and 1991 were 2.2 x and 2.2 x, respectively.

                      THE EXCHANGE OFFER

General

          Participation in the Exchange Offer is voluntary and Holders (as defined below) should carefully consider whether or not to accept. Neither the Board of Directors, the Company nor the Dealer Managers make any recommendation to Holders as to whether or not to tender in the Exchange Offer. Holders of the Series 1992 Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

          Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means (i) any person in whose name any Series 1992 Preferred Stock is registered on the books of the Company, (ii) any other person who has obtained a properly completed stock power from the registered holder or (iii) any person whose Series 1992 Preferred Stock is held of record by The Depository Trust Company ("DTC"), the Midwest Securities Trust Company ("MSTC") or the Philadelphia Depository Trust Company ("PDTC") (each, a "Book-Entry Transfer Facility") who desires to deliver such Series 1992 Preferred Stock by book-entry transfer at such Book-Entry Transfer Facility.

Purpose of the Exchange Offer

          The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing the Series 1992 Preferred Stock with the Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures (whether paid currently or deferred under the terms of the Debentures) generally will be deductible by the Company as it accrues for federal income tax purposes, while dividends payable on the Series 1992 Preferred Stock are not deductible. The extent of this cash flow benefit, however, cannot be predicted because it depends upon the number of shares of Series 1992 Preferred Stock exchanged pursuant to the Exchange Offer, upon the Company's United States federal income tax position in any year and the period of time the Debentures remain outstanding. Neither the Company's ability to defer interest payments on the Debentures nor the lack of voting rights on the part of holders of the Debentures is a purpose of the Company in making the Exchange Offer.

          Except in connection with the Exchange Offer, the Company has no present plans or intention to make any acquisitions of or offers for the Series 1992 Preferred Stock. However, following the expiration of the Exchange Offer and depending on the number of shares of Series 1992 Preferred Stock tendered in the Exchange Offer, the Company will continue to monitor the market for the Series 1992 Preferred Stock and reserves the right, in its sole discretion, to acquire and to make offers for Series 1992 Preferred Stock subsequent to the Expiration Date for cash or in exchange for other securities, by optional redemption or otherwise. The terms of any such acquisitions or offers may differ from the terms of the Exchange Offer. Such acquisitions or offers, if any, would depend upon, among other things, the price and availability of such shares and the Company's tax position.

Terms of the Exchange Offer

          Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will exchange up to $125,000,000 aggregate principal amount of Debentures for up to all of the outstanding shares of Series 1992 Preferred Stock. The Debentures are offered in minimum denominations of $25 and integral multiples thereof, and the Series 1992 Preferred Stock has a liquidation preference of $25 per share. Consequently, the Exchange Offer will be effected on the basis of $25 principal amount of Debentures for each share of Series 1992 Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will accept Series 1992 Preferred Stock validly tendered and not withdrawn as promptly as practicable after the Expiration Date unless the Exchange Offer has been withdrawn or terminated.
The Company will not accept Series 1992 Preferred Stock for exchange prior to the Expiration Date. The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Series 1992 Preferred Stock tendered under the Exchange Offer or the exchange of the Debentures for the Series 1992 Preferred Stock accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that the Company consummate the Exchange Offer or return the Series 1992 Preferred Stock deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer), or to withdraw or terminate the Exchange Offer and not accept any Series 1992 Preferred Stock at any time for any reason. In all cases, except to the extent waived by the Company, delivery of Debentures in exchange for the Series 1992 Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Series 1992 Preferred Stock (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal and any other documents required thereby. Partial tenders are permitted upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          As of June __, 1995, there were 5,000,000 shares of Series 1992 Preferred Stock outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders as of June __, 1995. Shares of Series 1992 Preferred Stock exchanged pursuant to the Exchange Offer will revert to the status of authorized but unissued shares of the Company's No Par Serial Preferred Stock.

          The Company shall be deemed to have accepted validly tendered Series 1992 Preferred Stock (or defectively tendered Series 1992 Preferred Stock with respect to which the Company has waived such defect) when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Debentures from the Company and remitting such Debentures to tendering Holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Debentures in exchange for Series 1992 Preferred Stock will be made as promptly as practicable after the Expiration Date.

          If any tendered Series 1992 Preferred Stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such Series 1992 Preferred Stock will be returned, without expense to the tendering Holder thereof (or in the case of Series 1992 Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such Series 1992 Preferred Stock will be credited to an account maintained at such Book-Entry Transfer Facility designated by the participant therein who so delivered such Series 1992 Preferred Stock), as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

          Holders of Series 1992 Preferred Stock will not have any appraisal or dissenters' rights under the Oregon Business Corporation Act (the "OBCA") in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

          Holders who tender Series 1992 Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series 1992 Preferred Stock for Debentures pursuant to the Exchange Offer. See "--Fees and Expenses; Transfer Taxes."

Expiration Date; Extensions; Amendments; Termination

          The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on July __, 1995, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

          The Company reserves the right to extend the Exchange Offer in its sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Series 1992 Preferred Stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

          The Company expressly reserves the right to (i) amend or modify the terms of the Exchange Offer in any manner and
(ii) withdraw or terminate the Exchange Offer and not accept for exchange any Series 1992 Preferred Stock, at any time for any reason, including (without limitation) if fewer than 1,000,000 shares of Series 1992 Preferred Stock are tendered (which condition may be waived by the Company).

          If the Company makes a material change in the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change or waiver, other than a change in the amount of Series 1992 Preferred Stock sought for exchange, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the amount of Series 1992 Preferred Stock sought, the offer will be extended for a minimum of 10 business days following public announcement of such change.
Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof. In the event the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all Series 1992 Preferred Stock theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders."

Accumulated Dividends and Interest on Debentures

          The Debentures will bear interest at an annual rate of _____% from and including the Issue Date. The dividend on the Series 1992 Preferred Stock payable on August 15, 1995 for the period May 6, 1995 through August 5, 1995 will not be paid to holders of Series 1992 Preferred Stock accepted for exchange in the Exchange Offer (unless the Company extends the Expiration Date (as defined herein) to a date that is after July 21, 1995, which is the record date for shareholders entitled to receive the August 15, 1995 dividend.) In lieu thereof, registered holders of Debentures on September 15, 1995 will be entitled to interest at a rate of 7.92% per annum (equal to the indicated annual dividend rate on the Series 1992 Preferred Stock) from and including May 6, 1995 to and including the Expiration Date, payable on September 30, 1995, which is the date of the first interest payment on the Debentures. See "Description of Debentures--Interest."

Procedures for Tendering

          The tender of Series 1992 Preferred Stock by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          Each Holder of the Series 1992 Preferred Stock wishing to accept the Exchange Offer must (i) unless an Agent's Message (as defined below) is utilized in connection with a book-entry transfer, properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to the Exchange Agent, at either of its addresses set forth under "-- Exchange Agent and Information Agent" below and either (a) certificates for the Series 1992 Preferred Stock must be received by the Exchange Agent at such address or (b) such Series 1992 Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described under "--Book Entry Transfer" below and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described under "--Guaranteed Delivery" below.

          Letters of Transmittal, Series 1992 Preferred Stock and any other required documents should be sent only to the Exchange Agent, and not to the Company, the Dealer Managers or the Information Agent.

          Signature Guarantees. If tendered Series 1992 Preferred Stock is registered in the name of the signer of the Letter of Transmittal and the Debentures to be issued in exchange therefor are to be issued (and any untendered
Series 1992 Preferred Stock is to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in a Book-Entry Transfer Facility whose name appears on a security listing as the owner of Series 1992

Preferred Stock), the signature of such signer need not be guaranteed. If the tendered Series 1992 Preferred Stock is registered in the name of someone other than the signer of the Letter of Transmittal, such tendered Series 1992 Preferred Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Debentures and/or Series 1992 Preferred Stock not accepted for exchange are to be delivered to an address other than that of the registered Holder appearing on the register for the Series 1992 Preferred Stock, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution. Any beneficial owner whose Series 1992 Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Series 1992 Preferred Stock, either make appropriate arrangements to register ownership of the Series 1992 Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

          The method of delivery of the Letter of Transmittal, Series 1992 Preferred Stock and all other documents is at the election and risk of the Holder and, except as otherwise provided herein, the delivery will be deemed made only when actually received by the Exchange Agent. If sent by mail, it is recommended that registered mail, return receipt requested, be used, prior insurance be obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

          Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series 1992 Preferred Stock at each of the Book-Entry Transfer Facilities for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in any Book-Entry Transfer Facility system may make book-entry delivery of Series 1992 Preferred Stock by causing such Book-Entry Transfer Facility to transfer such Series 1992 Preferred Stock into the Exchange Agent's account with respect to the Series 1992 Preferred Stock in accordance with procedures established by such Book-Entry Transfer Facility for such book-entry transfers. However, the exchange for the Series 1992 Preferred Stock so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Series 1992 Preferred Stock into the Exchange Agent's account at the applicable Book-Entry Facility, and, if applicable, timely receipt by the Exchange Agent of an Agent's Message, and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Series 1992 Preferred Stock that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

          Guaranteed Delivery. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or certificates for Series 1992 Preferred Stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Series 1992 Preferred Stock is registered and, if the Series 1992 Preferred Stock is held in certificated form, the certificate number(s) of the Series 1992 Preferred Stock to be tendered, and stating that the tender is being made thereby and guaranteeing that within five NYSE trading days after the date of execution of such letter, telegram or facsimile transmission by such Eligible Institution, the Series 1992 Preferred Stock in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Series 1992 Preferred Stock into the Exchange Agent's account at a Book-Entry Transfer Facility, will be delivered by such Eligible Institution. Unless the Series 1992 Preferred Stock being tendered by the above-described method is deposited with the Exchange Agent (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), or a Book-Entry Confirmation (together with an Agent's Message) is received by the Exchange Agent, in each case within the time period set forth above, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

          Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Series 1992 Preferred Stock will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Series 1992 Preferred Stock, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

          Tenders of Series 1992 Preferred Stock involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Series 1992 Preferred Stock received by the Exchange Agent that is not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or, in the case of Series 1992 Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such Series 1992 Preferred Stock will be credited to an account maintained at such Book-Entry Transfer Facility designated by the participant therein who so delivered such Series 1992 Preferred Stock), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

Letter of Transmittal

          The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

          The party tendering Series 1992 Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers the Series 1992 Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Series 1992 Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Series 1992 Preferred Stock and to acquire Debentures issuable upon the exchange of such tendered Series 1992 Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Series 1992 Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Series 1992 Preferred Stock or transfer ownership of such Series 1992 Preferred Stock on the account books maintained by the Book-Entry Transfer Facilities. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, successors and assigns of such Transferor.

Withdrawal of Tenders

          Tenders of Series 1992 Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus.

          To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered Series 1992 Preferred Stock to be withdrawn, (ii) if the Series 1992 Preferred Stock is held in certificated form, the certificate number(s) of the Series 1992 Preferred Stock to be withdrawn, (iii) that such Holder is withdrawing its election to have such Series 1992 Preferred Stock exchanged and (iv) the name of the registered Holder of such Series 1992 Preferred Stock and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Series 1992 Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn Series 1992 Preferred Stock promptly following receipt of notice of withdrawal. If Series 1992 Preferred Stock has been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Series 1992 Preferred Stock and otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawals of tenders of Series 1992 Preferred Stock may not be rescinded and any Series 1992 Preferred Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Properly withdrawn Series 1992 Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "--Procedures for Tendering."

Acceptance of Shares and Delivery of Debentures

          Upon the terms and subject to the conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw, amend or terminate the Exchange Offer and certain other rights, the Company will accept for exchange all shares of Series 1992 Preferred Stock that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. Subject to such terms and conditions, the Debentures issued pursuant to the Exchange Offer will be issued as of the Issue Date and will be delivered as promptly as practicable thereafter. See "--Terms of the Exchange Offer" and "--Expiration Date; Extensions; Amendments; Termination."

Exchange Agent and Information Agent

          The Bank of New York has been appointed as Exchange
Agent for the Exchange Offer.

                      The Exchange Agent:

                     The Bank of New York

  By Hand or Overnight Courier:           By Mail:
      The Bank of New York          The Bank of New York
       101 Barclay Street               PO Box 11248
       New York, NY  10286          Church Street Station
 Attention:  Tender and Exchange     New York, NY  10286
Receive and Deliver Window, Street LevelAttention:  Tender and
                                          Exchange

                         By Facsimile:
               (For Eligible Institutions Only)
                        (212) 815-6213

Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                        (800) 507-9357
          Georgeson & Company Inc. has been retained by the Company as the Information Agent to assist in connection with the Exchange Offer. Questions and requests for assistance regarding the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for

Notice of Guaranteed Delivery may be directed to the Information Agent at Wall Street Plaza, New York, New York
10005, telephone (800) 223-2064.

          The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith.

Dealer Managers

          Goldman, Sachs & Co. and Salomon Brothers Inc, as Dealer Managers, have agreed to solicit exchanges of Series 1992 Preferred Stock for Debentures. The Company will pay the Dealer Managers a fee that is dependent on the number of shares of Series 1992 Preferred Stock accepted pursuant to the Exchange Offer. The maximum fee payable to the Dealer Managers is approximately $1,225,000. The Company will also reimburse the Dealer Managers for certain reasonable out-of-pocket expenses in connection with the Exchange Offer and will indemnify the Dealer Managers against certain liabilities, including liabilities under the Securities Act. Additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

Listing and Trading of Debentures and Series 1992 Preferred
Stock; Transfer Restrictions

          There has not previously been any public market for the Debentures. While application has been made to list the Debentures on the NYSE and the Company anticipates that a market will develop, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on the NYSE. Although the Dealer Managers have indicated to the Company that they intend to make a market in the Debentures as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

          The Series 1992 Preferred Stock has been registered under the Securities Act and is transferable to the extent permitted thereunder. The Series 1992 Preferred Stock is listed on the NYSE. The Company does not believe that the Exchange Offer has a reasonable likelihood of causing the Series 1992 Preferred Stock to be delisted. Holders of
Series 1992 Preferred Stock who do not tender their Series 1992 Preferred Stock in the Exchange Offer or whose Series 1992 Preferred Stock is not accepted for exchange will continue to hold such Series 1992

Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations applicable thereto. See "Description of Capital Stock." Moreover, to the extent that Series 1992 Preferred Stock is tendered and accepted in the Exchange Offer, a holder's ability to sell Series 1992 Preferred Stock not tendered for exchange could be adversely affected.

Transactions and Arrangements Concerning the Series 1992
Preferred Stock

          Except as described herein, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between the Company or any of its directors or executive officers and any person with respect to any securities of the Company, including the Debentures and the Series 1992 Preferred Stock.

Fees and Expenses; Transfer Taxes

          The expenses of soliciting tenders of the Series 1992 Preferred Stock will be borne by the Company. For compensation to be paid to the Dealer Managers see "--Dealer Managers." The total cash expenditures to be incurred by the Company in connection with the Exchange Offer, other than fees payable to the Dealer Managers, but including the expenses of the Dealer Managers, printing, accounting and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the Trustee under the Indenture, are estimated to be approximately $2,500,000.

          The Company will pay a solicitation fee of $0.50 per share of Series 1992 Preferred Stock for any Series 1992 Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer covered by a Letter of Transmittal that designates, as having solicited and obtained such tender, the name of any of the following persons: (i) any broker or dealer in securities, including either of the Dealer Managers in its capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer").

          No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). Soliciting Dealers are not entitled to receive such fees for any

Series 1992 Preferred Stock tendered for their own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Exchange Offer.

          The Company will also, upon request, reimburse
Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Exchange Offer to their customers.

          The Company will pay all transfer taxes, if any, applicable to the exchange of Series 1992 Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing Debentures, or shares of Series 1992 Preferred Stock not tendered or not accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Series 1992 Preferred Stock tendered or if a transfer tax is imposed for any reason other than the exchange of Series 1992 Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

          PRICE RANGE OF SERIES 1992 PREFERRED STOCK

          The Series 1992 Preferred Stock is listed and principally traded on the NYSE. The following table sets forth, for each period shown, the high and low sales prices of the Series 1992 Preferred Stock as reported on the NYSE
Composite Tape.

                                   Price Range
                                   -----------
                              High           Low
                              ----           ---
1993:
     First Quarter            26 1/2         24 1/4
     Second Quarter           26 3/4         25 1/8
     Third Quarter            26 7/8         25 1/2
     Fourth Quarter           27             25 1/8

1994:
     First Quarter            27 1/8         24 5/8
     Second Quarter           25 5/8         23 5/8
     Third Quarter            24 7/8         23 7/8
     Fourth Quarter           24 1/4         22 1/8

1995:
     First Quarter            25 1/2         23 1/4
     Second Quarter (through
           June 8, 1995)      25 7/8         24 5/8

          On June __, 1995, the last full day of trading prior to the first public announcement of the Exchange Offer, the closing sales price of the Series 1992 Preferred Stock on the NYSE as reported on the Composite Tape was $___ per share. Holders are urged to obtain a current market quotation for the Series 1992 Preferred Stock.

                   DESCRIPTION OF DEBENTURES

General

          The Debentures will be issued as a series of unsecured Junior Subordinated Debentures (the "Junior Subordinated Debentures") under the Indenture. The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

          The Debentures will be unsecured, subordinated obligations of the Company, will be limited in aggregate principal amount to the aggregate principal amount of Debentures issued in the Exchange Offer and will become due and payable, together with any accrued and unpaid interest thereon, on September 30, 2025. The Debentures will be issued only in fully registered form, without coupons, in minimum denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

          The Indenture provides that Junior Subordinated Debentures may be issued from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors (each, a "Supplemental Indenture") (Section 2.01). The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder. On May 31, 1995, the Company issued $120 million of the Series A Debentures pursuant to the Indenture. The Company's Second Restated Articles of Incorporation, as amended (the "Articles"), limit the amount of unsecured debt that the Company may issue to the equivalent of 30% of the total of all secured indebtedness and total equity. At March 31, 1995, as adjusted for the issuance of $120 million of the Series A Debentures on May 31, 1995, approximately $1.0 billion of unsecured debt was outstanding and, approximately $1.0 billion of additional unsecured debt could have been issued under this provision. The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that afford holders of Debentures protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

          The Junior Subordinated Debentures will be transferable or exchangeable at the agency of the Company in The City of New York (which, unless changed, shall be a corporate trust office or agency of the Trustee). The Junior Subordinated Debentures may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith. (Section 2.05)

Optional Redemption

          The Debentures will not be subject to any mandatory redemption, sinking fund or other obligation of the Company to amortize, redeem or retire the Debentures, and will not be redeemable prior to May 31, 1997. After such date, the Company shall have the right to redeem the Debentures, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days' notice, at a redemption price of 100% of the principal amount of the Debentures redeemed, together in each case with accrued and unpaid interest to the redemption date.

Any Debentures to be redeemed in part will be redeemed by lot or by any other method utilized by the Trustee. (Section 2.01 of the First Supplemental Indenture)

          In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Junior Subordinated Debenture during a period beginning at the opening of business 15 days before any selection for redemption of such Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and
(ii) register the transfer of or exchange any Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debenture being redeemed in part. (Section 2.05)

Interest

          The Debentures will mature on September 30, 2025 and will bear interest at an annual rate of _____% from and including the first day following the Expiration Date.
Interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, (each, an "Interest Payment Date") commencing September 30, 1995, provided that, so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, to extend the interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters, (each such extended period, an "Extension Period"). Interest will continue to accrue on the Debentures during an Extension Period and will compound quarterly, at the rate specified for the Debentures. See "--Option to Extend Interest Payment Period." Interest payable on any Debenture that is punctually paid or duly provided for on any Interest Payment Date shall be paid to the person in whose name such Debenture is registered at the close of business on March 15, June 15, September 15 or December 15, respectively, preceding such Interest Payment Date (each, a "Record Date").

          In addition, registered holders of the Debentures on September 15, 1995 will be entitled to interest at a rate of 7.92% per annum from and including May 6, 1995 to and including the Expiration Date, in lieu of dividends accumulating after May 5, 1995 on their Series 1992 Preferred Stock accepted for exchange, payable on September 30, 1995, which is the date of the first interest payment on the Debentures. No extension of an interest payment period described under "--Option to Extend Interest Payment Period" below will be permitted with respect to such Pre-Issuance Accrued Interest.

          The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed in such period.
In the event that any date on which interest is payable on the Debentures is not a Business Day (as defined below), then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized to close. (Section 1.04 of the Second Supplemental Indenture)

          Payments in respect of the Junior Subordinated Debentures will be made at the office or agency of the Company maintained for that purpose in The City of New York (which, unless changed, shall be a corporate trust office or agency of the Trustee). However, at the option of the Company, payments on the Junior Subordinated Debentures may be made (i) by checks mailed by the Trustee to the holders entitled thereto at their registered addresses as specified in the Register for the Junior Subordinated Debentures or (ii) to a holder of $1,000,000 or more in aggregate principal amount of the Junior Subordinated Debentures who has delivered a written request to the Trustee at least 14 days prior to the relevant Interest Payment Date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; provided that, in either case, the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Debenture to the Trustee. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Debenture is registered on the relevant Record Date, and such defaulted interest will instead be payable to the person in whose name such Debenture is registered on the special record date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Company on any Interest Payment Date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Interest Payment Date. (Section 2.03; Section 3.01 of the Second Supplemental Indenture)

Option to Extend Interest Payment Period

          So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Debentures, prior to an Interest Payment Date as provided below, to extend the interest payment period from time to time to another Interest Payment Date by one or more quarterly periods, not to exceed 20 consecutive calendar quarters from the last Interest Payment Date to which interest was paid in full. No interest shall be due and payable during an Extension Period, but on the Interest Payment Date occurring at the end of each Extension Period the Company shall pay to the holders of record on the Record Date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Debentures, together with interest thereon. Interest will continue to accrue on the Debentures during an Extension Period and will compound quarterly, at the rate of interest specified for the Debentures. Prior to the termination of any Extension Period, the Company may pay all or any portion of the interest accrued on the Debentures on any Interest Payment Date to holders of record on the Record Date for such Interest Payment Date or from time to time further extend the interest payment period, provided that any such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 calendar quarters. If the Company shall elect to pay all of the interest accrued on the Debentures on an Interest Payment Date during an Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of an Extension Period and the payment of all amounts of interest then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures.

          The Company believes that the extension of an interest payment period on the Debentures is unlikely. See "--Certain Covenants of the Company" below for a description of the restrictions on the Company's right to declare or pay dividends on, or redeem, purchase or acquire, any shares of the Company's capital stock if the Company exercises its right to extend any interest payment period. However, in the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Debentures is likely to be adversely affected. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of Debentures during an Extension Period, therefore, may not receive the same return on investment as a holder that continues to hold Debentures. (Section 3.01 of the Second Supplemental Indenture)

          The Company shall give holders of the Debentures prior notice of (i) the Company's election to initiate an Extension Period and the duration thereof, (ii) the Company's election to extend any Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate and the duration of such extension and (iii) the Company's election to make a full or partial payment of interest accrued on the Debentures on any Interest Payment Date during any Extension Period and the amount of such payment. In no event shall such notice be given less than five Business Days prior to the February 1, May 1, August 1 or November 1 next preceding the applicable Interest Payment Date. (Section
3.02 of the Second Supplemental Indenture)

Subordination

          The Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Junior Subordinated Debentures may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon payment by the Company or any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment. The rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.04)

          The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

          (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

          (b)  all indebtedness of others of the kinds
described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

          (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.01)

          The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of March 31, 1995,
Senior Indebtedness of the Company aggregated approximately
$3.7 billion.

          As the Junior Subordinated Debentures will be issued by the Company, the Junior Subordinated Debentures effectively will be subordinate to all obligations of the Company's subsidiaries, and the rights of the Company's creditors, including holders of Junior Subordinated Debentures, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations. With respect to Pacific Telecom, the rights of the Company's creditors, including holders of Junior Subordinated Debentures, will also be limited to the Company's ownership interest in Pacific Telecom, which is currently 86.6%. Reference is made to the Incorporated Documents for information concerning a proposed merger transaction that would increase the Company's ownership interest in Pacific Telecom to 100%.

Certain Covenants of the Company

          If there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Indenture, as described under "--Events of Default" below, or the Company exercises its option to extend the interest payment period for an Extension Period as described under "--Option to Extend Interest Payment Period" above, the Company will not, until all defaulted interest on the Junior Subordinated Debentures and all interest accrued on the Junior Subordinated Debentures during an Extension Period and all principal and premium, if any, then due and payable on the Junior Subordinated Debentures shall have been paid in full, (i) declare, set aside or pay any dividend or distribution on any capital stock of the Company, including the Series 1992 Preferred Stock and the Common Stock of the Company, except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of preferred stock of the Company that are subject to mandatory redemption or sinking fund requirements, provided that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company and then outstanding and (2) the capital and surplus of the Company to be stated on the books of account of the Company after giving effect to such payment); provided, however, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section 4.06) As of March 31, 1995, the aggregate stated value of such series of the Company's preferred stock outstanding was approximately $219 million, which represented approximately 3.2 percent of the aggregate of clauses (1) and (2) above at such date.

Payment and Paying Agents

          The Company will act as Paying Agent with respect to the Junior Subordinated Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Junior Subordinated Debentures. (Sections 4.02 and 4.03)

          All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Junior Subordinated Debenture of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to the Company and the holder of such Junior Subordinated Debenture will thereafter look only to the Company for payment thereof. (Section 11.06)

Agreed Tax Treatment

          The Indenture provides that each holder of a Junior Subordinated Debenture, each person that acquires a beneficial ownership interest in a Junior Subordinated Debenture and the Company agree that for United States federal, state and local tax purposes it is intended that such Debenture constitute indebtedness. (Section 13.12)

Modification of the Indenture

          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02)

          In addition, the Company and the Trustee may execute, without the consent of any holder of Debentures, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated
Debentures.  (Sections 2.01, 9.01 and 10.01)

Events of Default

          The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures:

          (a) failure for 10 days to pay interest on the Junior Subordinated Debentures of that series when due; or

          (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking or analogous fund payment established with respect to that series; or

          (c)  failure to observe or perform any other covenant
(other than those specifically relating to one or more other series) contained in the Indenture for 90 days after notice; or



          (d) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of the Company under the Federal Bankruptcy Code or any other similar applicable federal or state law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under such Code in respect of the Company and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days; or

          (e) the Company shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under the Federal Bankruptcy Code or other similar applicable federal or state law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors. (Section 6.01)

          The holders of a majority in aggregate outstanding principal amount of any series of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 6.06) The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (Sections 6.01 and 6.06)

          The holders of a majority in aggregate outstanding principal amount of all series of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06.) The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d))

Consolidation, Merger and Sale

          The Indenture does not contain any covenant which restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.
(Section 10.01)

Defeasance and Discharge

          Under the terms of the Indenture, the Company will be discharged from any and all obligations under the Indenture in respect of the Junior Subordinated Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures and, if, among other things, such Junior Subordinated Debentures are not due and payable, or are to be called for redemption, within one year, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of Junior Subordinated Debentures of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. In addition to discharging certain obligations under the Indenture as stated above, if the Company delivers to the Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of Junior Subordinated Debentures of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (c) the trust resulting from the defeasance is a valid trust and will not constitute a regulated investment company under the Investment Company Act of 1940, as amended, then, in such event, the Company will be deemed to have paid and discharged the entire indebtedness on the Junior Subordinated Debentures. In the event of any such defeasance and discharge of Junior Subordinated Debentures of such series, holders of Junior Subordinated Debentures of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debentures of such series. (Sections 11.01, 11.02 and 11.03)

Governing Law

          The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.04)

Information Concerning the Trustee

          The Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
(Section 7.01)

          The Bank of New York serves as trustee and agent under agreements involving the Company and its affiliates.

Miscellaneous

          The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11)

                 DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company consists of three classes of preferred stock ("Preferred Stock"):
126,533 shares of 5% Preferred Stock of the stated value of $100 per share ("5% Preferred Stock"), 3,500,000 shares of Serial Preferred Stock of the stated value of $100 per share ("Serial Preferred Stock"), 16,000,000 shares of No Par Serial Preferred Stock; and 750,000,000 shares of Common Stock ("Common Stock").

          Following is a brief summary of the relative rights and preferences of the various classes of the Company's capital stock, which does not purport to be complete. For a complete description of the relative rights and preferences of the various classes of the Company's capital stock, reference is made to Article III of the Articles, a copy of which is an exhibit to the Registration Statement.

          General. The Company's Articles provide that the Serial Preferred Stock and the No Par Serial Preferred Stock each may be issued in one or more series and that all such series of each such class, respectively, shall constitute one and the same class of stock, shall be of equal rank and shall be identical in all respects except as to the designation thereof and except that each series may vary, as fixed and determined by the Company's Board of Directors at the time of its creation and expressed in a resolution, as to (a) the dividend rate or rates, which may be subject to adjustment,
(b) the date or dates from which dividends shall be cumulative,
(c) the dividend payment dates, (d) the amount to be paid upon redemption, if redeemable, or in the event of voluntary liquidation, dissolution, or winding up of the Company,
(e) the rights of conversion, if any, into shares of

Common Stock and the terms and conditions of any such conversion,
(f) provisions, if any, for the redemption or purchase of shares, which may be at the option of the Company or upon the happening of a specified event or events, including the times, prices or rates, which may be subject to adjustment, and (g) with respect to the No Par Serial Preferred Stock, voting rights.

          Dividends. The No Par Serial Preferred Stock, the 5% Preferred Stock and the Serial Preferred Stock are entitled, pari passu with each other and in preference to the Common Stock, to accumulate dividends at the rate or rates, which may be subject to adjustment, determined in accordance with the Articles at the time of creation of each series. Subject to the prior rights of the several Preferred Stocks (and to the rights of any other classes of stock hereafter authorized), the Common Stock alone is entitled to all dividends other than those payable in respect of the several Preferred Stocks.

          For certain restrictions on the payment of dividends, reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein.

          Liquidation Rights. Upon involuntary liquidation of the Company, each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to the stated value thereof or, in the case of the No Par Serial Preferred Stock, the amount fixed as the consideration therefor in the resolution creating the series of No Par Serial Preferred Stock, in each case plus accrued dividends to the date of distribution.

          Upon voluntary liquidation, each outstanding series of No Par Serial Preferred Stock (other than the $7.70 Series and the $7.48 Series which are entitled to $100 per share and the Series 1992 Preferred Stock which is entitled to $25 per share) and Serial Preferred Stock (other than the 7.00%, 6.00%, 5.00% and 5.40% Series which are entitled to $100 per share) is entitled to an amount equal to the then current redemption price for such series and the 5% Preferred Stock is entitled to $110 per share, in each case plus accrued dividends to the date of distribution, pari passu with each other and in preference to the Common Stock.

          Subject to the rights of the several Preferred Stocks
(and to the rights of any other class of stock hereafter authorized), the Common Stock alone is entitled to all amounts available for distribution upon liquidation of the Company other than those to be paid on the Preferred Stocks.

          Voting Rights. The holders of the 5% Preferred Stock, Serial Preferred Stock and Common Stock are entitled to one vote for each share held on matters presented to shareholders generally. The holders of the No Par Serial Preferred Stock are entitled to such voting rights as are set forth in the Articles upon creation of each series. Holders of the Series 1992 Preferred Stock have one-quarter vote per share on matters presented to shareholders of the Company generally. Certain series of No Par Serial Preferred Stock may not be entitled to vote on matters presented to shareholders generally, including the election of directors. During any periods when dividends on the 5% Preferred Stock or any series of Serial Preferred Stock or No Par Serial Preferred Stock are in default in an amount equal to four full quarterly payments or more per share, the holders of the Preferred Stock, voting as one class separately from the holders of the Common Stock, have the right to elect a majority of the full Board of Directors. No Preferred Stock dividends are in arrears at the date of this Prospectus.

          Holders of the outstanding shares of any class of Preferred Stock are entitled to vote as a class on certain matters, such as changes in the aggregate number of authorized shares of the class and certain changes in the designations, preferences, limitations or relative rights of the class. The vote of holders of at least two-thirds of each class of Preferred Stock is required prior to creating any new stock ranking prior thereto or altering its express terms to its prejudice. The vote of holders of a majority of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, is required prior to merger or consolidation and prior to making certain unsecured borrowings and certain issuances of 5% Preferred Stock, Serial Preferred Stock and No Par Serial Preferred Stock.

          The shares of the Company do not have cumulative voting rights, which means that the holders of more than 50% of all outstanding shares entitled to vote for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares will not be able to elect any person or persons to the Board of Directors.

          The holders of the Company's shares have no preemptive rights.

          Voting on Certain Transactions. Under the Articles, certain business transactions with a Related Person (as defined below), including a merger, consolidation or plan of exchange of the Company or its subsidiaries, or certain recapitalizations, or the sale or exchange of a substantial part of the assets of the Company or its subsidiaries, or any issuance of voting securities of the Company will require in addition to existing voting requirements, approval by at least 80% of the outstanding Voting Stock (for purposes of this provision, Voting Stock is defined as all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered as one class). A Related Person includes any shareholder that is, directly or indirectly, the beneficial owner of 20% or more of the Voting Stock. The 80% voting requirement will not apply in the following instances:

          (a) The Related Person has no direct or indirect interest in the proposed transaction except as a shareholder;

          (b) The shareholders, other than the Related Person, will receive consideration for their Voting Stock having a fair market value per share at least equal to, or in the opinion of a majority of the Continuing Directors (as defined in the Articles) at least equivalent to, the highest per-share price paid by the Related Person for an Voting Stock acquired by it;

          (c) Two-thirds of the Continuing Directors expressly approved in advance the acquisition of the Voting Stock that caused such Related Person to become a Related Person; or

          (d) The transaction is approved by two-thirds of the Continuing Directors.

          This provision of the Articles may be amended or replaced only upon the approval of the holders of at least 80% of the Voting Stock.

          Classification of Board; Removal. The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class serve staggered three-year terms, such that one-third (or as close thereto as possible) of the Board of Directors is elected each year. A vote of at least 80% of the votes entitled to be cast at an election of the directors is required to remove a director without cause, and at least two-thirds of the votes entitled to be cast at an election of directors are required to remove a director for cause. Any amendment of this provision requires the approval of at least 80% of the votes entitled to be cast at an election of directors.

           CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following is a general summary of the material United States federal income tax considerations relevant to an exchange of Series 1992 Preferred Stock for Debentures and the ownership and disposition of Debentures by persons acquiring

Debentures pursuant to the Exchange Offer. To the extent it relates to matters of law or legal conclusion, this summary constitutes the opinion of Stoel Rives Boley Jones & Grey, counsel to the Company. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is applicable only to holders of Series 1992 Preferred Stock who are United States persons for United States federal income tax purposes, who hold their Series 1992 Preferred Stock as a capital asset and who will hold Debentures as capital assets ("Investors"). For a discussion of certain material United States federal income and estate tax considerations that may be relevant to non-United States persons, see "Certain Federal Tax Considerations for Non-United States Persons."

          This summary does not discuss all the tax consequences that may be relevant to a particular Investor in light of the Investor's particular circumstances and it is not intended to be applicable in all respects to all categories of holders, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Series 1992 Preferred Stock or the Debentures received in the exchange as a position in a "straddle," as part of a "synthetic security," "hedge," "conversion transaction" or other integrated investment or persons whose functional currency is other than United States dollars--may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to an Investor's decision to exchange Series 1992 Preferred Stock for Debentures pursuant to the Exchange Offer.

          ALL SERIES 1992 PREFERRED STOCK HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF SERIES 1992 PREFERRED STOCK FOR DEBENTURES AND OF THE OWNERSHIP AND DISPOSITION OF DEBENTURES RECEIVED IN THE EXCHANGE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Exchange of Series 1992 Preferred Stock for Debentures

          The exchange of Series 1992 Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable event for the exchanging Investors. Whether the exchange will be treated as a transaction in which capital gain or loss is recognized or as a distribution taxable as a dividend with respect to a particular Investor will depend on such Investor's particular facts and circumstances. If, with respect to a particular Investor, the exchange of Series 1992 Preferred Stock for Debentures satisfies one of the tests set forth in
Section 302(b) of the Code described below, it will be treated as a transaction in which capital gain or loss is recognized. In that case, the difference between the fair market value of the Debentures received in the exchange and such Investor's adjusted tax basis in the Series 1992 Preferred Stock surrendered therefor generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if, at the time of the exchange, the Investor has held the Series 1992 Preferred Stock surrendered in the exchange for more than one year. The Investor's tax basis in the Debentures received in the exchange will equal the fair market value of the Debentures at the time of the exchange, and the holding period for such Debentures will begin on the day after the day on which the Investor acquires the Debentures.

          Pursuant to Section 302(b) of the Code, a particular Investor's exchange of Series 1992 Preferred Stock for Debentures will be treated as a transaction in which capital gain or loss is recognized if, after giving effect to the constructive ownership rules of Section 318 of the Code, the exchange (i) represents a "complete redemption" of such Investor's stock interest in the Company, (ii) is "substantially disproportionate" with respect to such Investor or (iii) is "not essentially equivalent to a dividend" with respect to such Investor. A "complete redemption" of the Investor's stock interest will occur if, pursuant to the Exchange Offer, the Company acquires all of such Investor's Series 1992 Preferred Stock and such Investor does not own directly or constructively any other stock of the Company (or, if such Investor does constructively own other stock of the Company, such Investor waives constructive ownership under procedures established in
Section 302(c) of the Code). An exchange will be "not essentially equivalent to a dividend" as to a particular Investor if it results in a "meaningful reduction" in such Investor's interest in the Company (after application of the constructive ownership rules of Section 318 of the Code). In the case of an Investor who directly or constructively owns not more than one percent of the Series 1992 Preferred Stock outstanding and not more than one percent of all other classes of outstanding stock of the Company, an exchange of all of such Investor's Series 1992 Preferred Stock, actually and constructively owned, for Debentures pursuant to the Exchange Offer should ordinarily constitute a "meaningful reduction" of such Investor's interest in the Company and, therefore, should be "not essentially equivalent to a dividend." The rules for this test, however, as well as those governing "substantially disproportionate" exchanges, are complex. Investors who, directly or constructively, own stock in the Company that will not be exchanged for Debentures should consult their tax advisors for an explanation of such rules as they relate to their own circumstances. Section 318 of the Code sets forth rules under which a person is considered to constructively own stock owned by certain other persons and entities with which such person has a family or close business relationship. Investors should consult their tax advisors to determine whether they constructively own stock in the Company. No assurance can be given that an Investor's exchange of Series 1992 Preferred Stock for Debentures will satisfy any of the tests set forth in Section 302(b) of the Code.
INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS, BEFORE THE EXCHANGE, AS TO THEIR ABILITY TO SATISFY ANY OF THE FOREGOING TESTS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

          If a particular Investor's exchange of Series 1992 Preferred Stock does not satisfy one of the tests of Section 302(b), discussed above, it will be treated as a distribution to which Section 301 of the Code applies. Such Investor (i) will not recognize any loss on the exchange and (ii) generally will recognize ordinary income in an amount equal to the fair market value of the Debentures received (without regard to such Investor's basis in the Series 1992 Preferred Stock surrendered in the exchange), to the extent of such Investor's proportionate share of the Company's current or accumulated earnings and profits. The Company believes that it has current or accumulated earnings and profits in an amount that should be sufficient to characterize as a dividend the fair market value of all of the Debentures received from all Investors for whom the exchange did not result in a capital gain or loss. The amount treated as a dividend will qualify for the 70% dividends received deduction for corporate shareholders, subject to the minimum holding period requirement under Section 246(c) of the Code and other applicable requirements.
 Section 1059 of the Code, however, may require a corporate shareholder to reduce its tax basis (and possibly to recognize gain) in any stock of the Company held by it by the nontaxed portion of any such dividend.

          An Investor whose receipt of Debentures is treated as a distribution taxable as a dividend will generally have a tax basis in the Debentures equal to the fair market value of such Debentures at the time of the exchange (without regard to such Investor's basis in the Series 1992 Preferred Stock surrendered in the exchange). The Investor's adjusted tax basis in its Series 1992 Preferred Stock surrendered in the exchange will be transferred to any remaining Series 1992 Preferred Stock held by such Investor or, if such Investor does not retain any Series 1992 Preferred Stock, to other stock in the Company owned by such Investor. If the Investor does not own any stock in the Company following the exchange, it is possible that the Investor's basis in the stock surrendered in the exchange would be transferred to stock attributed to such Investor under
Section 318 of the Code.

The holding period for the Debentures will begin on the day after the day on which the Debentures are acquired by the exchanging
Investor.

Interest and Original Issue Discount on Debentures

          The following discussion addresses only the tax treatment of holders of Debentures that acquired the Debentures pursuant to the Exchange Offer and, thus, does not address the tax treatment of holders of Debentures who purchase the Debentures in the secondary market. In accordance with Sections 1271 through 1275 of the Code and the final Treasury Regulations promulgated thereunder (the "OID Regulations"), a debt instrument bears original issue discount ("OID") if its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount. Assuming that the Debentures are listed on the NYSE , the issue price of the Debentures will be their fair market value on the Issue Date. The Company will not elect to exclude Pre-Issuance Accrued Interest from the issue price. The stated redemption price at maturity of a debt instrument generally includes all amounts payable other than "qualified stated interest" (i.e., payments that are unconditionally required to be paid at least annually at a single fixed rate over the term of the instrument). Because of the Company's option to extend the interest payment period, none of the amounts payable on the Debentures will be qualified stated interest. Thus, the Debentures will have OID in an amount equal to the excess of all payments required to be made under the Debentures over their issue price. That amount of OID should approximately equal the aggregate amounts of stated interest paid or accrued on the Debentures. However, if the issue price of the Debentures is less than their stated principal amount, the difference will be treated as additional OID to be accrued over the term of the Debentures (notwithstanding that such difference might otherwise be considered "de minimis") and a holder of Debentures will include in income an amount exceeding the stated interest received or accrued on the Debentures. If the issue price of the Debentures is greater than their stated principal amount, the amount of OID to be included in income will be less than the stated interest received or accrued on the Debentures.

          A holder of a Debenture will be required to include
OID in income, based on a constant yield method, regardless of such holder's regular method of accounting. As a result, during any period in which the Company has elected to extend the interest payment period, a holder generally would be required to include OID in income but would not receive cash from the Company sufficient to pay tax thereon. As explained above, it is also possible that the OID included in income during other periods will not match the interest payments received from the Company. A holder of Debentures will not recognize any income upon the receipt of a payment of stated interest on the Debentures; instead, the holder will recognize income as OID accrues. A holder's basis in the Debentures will be increased by the amount of OID includible in income and decreased by all payments made on the Debentures, however denominated.

          The amount of OID includible in income is the sum of the daily portions of OID with respect to a Debenture for each day during the taxable year during which the holder held such Debenture. The daily portion of OID on a Debenture is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to such accrual period. The term "accrual period" means a period of any length selected by the holder, provided that each accrual period must be no longer than one year and each scheduled payment date of principal or interest on a Debenture must occur either on the final day of an accrual period or the first day of an accrual period. The amount of OID allocable to an accrual period is the product of the "adjusted issue price" at the beginning of the accrual period and the "yield to maturity" of the Debenture, adjusted to reflect the length of the accrual period. For the first accrual period, the adjusted issue price of the Debentures will be their issue price. Thereafter, the adjusted issue price of a Debenture generally will be its issue price increased by any OID previously includible in the gross income of the holder and decreased by any payment previously made on the Debenture.

          Under the OID Regulations, in computing the yield to maturity of an instrument, the issuer is deemed to elect to exercise any unconditional option available to it under the instrument if doing so would minimize the yield on the instrument. If the issuer does not exercise such option, then, solely for purposes of the accrual of OID, the yield and maturity of the instrument are redetermined by treating the instrument as reissued for an amount equal to its adjusted issue price. Because the issue price of the Debentures may be different from their stated principal amount, it is possible that the yield to maturity would be lower if the Company exercised its option to extend the interest payment period than if it did not. If that were the case, then it may be assumed, for purposes of calculating OID, that the Company would exercise the option. If, on the other hand, the exercise of the option would not decrease the yield to maturity, it would be assumed that the Company would not exercise the option. If there were a change in circumstances (i.e., the Company acted contrary to the applicable assumption), the OID Regulations would require that OID accrual be computed as if the Debentures were reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on that date.

          The Company will provide each non-corporate holder of Debentures with reports of the amount of OID includable in income on Form 1099-OID.

Sale or Redemption of Debentures

          Generally, a sale or redemption of Debentures will result in taxable gain or loss equal to the difference between the amount realized and the holder's tax basis in the Debentures. Such gain or loss would be long-term capital gain or loss if the Debentures were held for more than one year.

Backup Withholding

          A holder of Series 1992 Preferred Stock or a
Debenture may be subject to backup withholding at a rate of 31% with respect to dividends or interest (including OID) on, or the proceeds of a sale, exchange, or redemption of, such Series 1992 Preferred Stock or Debenture, as the case may be, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules.

              CERTAIN FEDERAL TAX CONSIDERATIONS
                 FOR NON-UNITED STATES PERSONS

          The following is a general summary of the material
United States federal income and estate tax considerations relevant to the exchange of Series 1992 Preferred Stock for Debentures by non-United States persons and the ownership and disposition of Debentures by non-United States persons acquiring Debentures pursuant to the Exchange Offer. As used herein, "non-United States person" means any person who, for United States federal income tax purposes, is neither (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state or of any of the territories or possessions of the United States, or (iii) a domestic trust or estate. To the extent it relates to matters of law or legal conclusion, this summary constitutes the opinion of Stoel Rives Boley Jones & Grey, counsel to the
Company.  This summary is based on the Code, Treasury
Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, IRS rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the tax consequences that may be relevant to a particular holder that is a non-United States person in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of non-United States persons, some of whom--such as foreign governments and certain international organizations-- may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a holder's decision to exchange Series 1992 Preferred Stock for Debentures pursuant to the Exchange Offer. For a discussion of certain United States federal income tax considerations, some of which may also be relevant to non-United States persons, see "Certain Federal Income Tax Considerations."

          ALL SERIES 1992 PREFERRED STOCK HOLDERS THAT ARE NON-UNITED STATES PERSONS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF SERIES 1992 PREFERRED STOCK FOR DEBENTURES AND THE OWNERSHIP AND DISPOSITION OF DEBENTURES RECEIVED IN THE EXCHANGE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Exchange of Series 1992 Preferred Stock for Debentures

          Subject to the discussion of backup withholding below, if a holder that is a non-United States person proves, in a manner and under arrangements satisfactory to the Company or other withholding agent, that the exchange of Series 1992 Preferred Stock for Debentures by such holder qualifies under
Section 302(b) of the Code as a transaction in which gain or loss is recognized, rather than as a distribution taxable as a dividend (see "Certain Federal Income Tax Considerations-- Exchange of Series 1992 Preferred Stock for Debentures," above), the Company or such withholding agent will not withhold United States federal withholding tax on the issuance of Debentures to such holder. The holder of such Series 1992 Preferred Stock generally will not be subject to United States federal income tax in respect of gain recognized on such
exchange.   However, such a holder will be subject to United
States federal income tax in respect of such gain if no treaty exception is available and (i) such gain is effectively connected with a trade or business conducted by such non-United States person within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation), (ii) in the case of a non-United States person that is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the exchange and certain other conditions are satisfied or (iii) such holder owns, directly or constructively, more than five percent of the Series 1992 Preferred Stock and the Company is or has been a "United States real property holding corporation" for United States federal income tax purposes within the five-year period ending on the date of the exchange and certain other conditions are satisfied.

          If a holder that is a non-United States person who exchanges Series 1992 Preferred Stock for Debentures does not prove, in a manner satisfactory to the Company or other withholding agent, that such exchange qualifies as a transaction in which gain or loss is recognized, United States federal withholding tax will be withheld from the gross proceeds to such holder in an amount equal to 30% of such proceeds (including Debentures that such holder would otherwise have received) unless such holder is eligible for a reduced tax treaty rate (or an exemption) with respect to dividend income and establishes that it is subject to such reduced rate (or is exempt from such tax) by providing the appropriate form, in which case the tax will be withheld at the reduced rate (or will not be withheld, if exempt). Except as may be otherwise provided in an applicable income tax treaty, a holder that is a non-United States person, whose receipt of Debentures is treated as a distribution taxable as a dividend, will be taxed at ordinary federal income tax rates on a net income basis if such dividend is effectively connected with the conduct of a trade or business of such holder within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation) and will not be subject to the withholding tax described in the preceding sentence. A holder that is a non-United States person may be eligible to obtain from the IRS a refund of tax withheld if such holder meets one of the three tests of Section 302(b) described above under "Certain Federal Income Tax Considerations--Exchange of Series 1992 Preferred Stock for Debentures" or is otherwise able to establish that no tax (or a reduced amount of tax) was due.

Payments on Debentures

          Subject to the discussion of backup withholding below, payments on a Debenture by the Company or its agent (in its capacity as such) to a beneficial owner that is a non-
United States person will not be subject to United States federal withholding tax; provided that (a) such person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) such person is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, (c) such person is not a bank that acquired its Debenture in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (d) either (i) the beneficial owner certifies to the Company or its agent, under penalties of perjury, in a suitable form that it is a not a United States person and provides its name and address or
(ii) a qualifying securities
clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business and that holds the Debenture certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner in a suitable form by it or by a qualifying intermediary and furnishes the payor with a copy thereof.

          If a beneficial owner of a Debenture who is a non-United States person is engaged in a trade or business within the United States and interest (including OID) and premium, if any, on the Debenture is effectively connected with the conduct of such trade or business, such beneficial owner may be subject to United States federal income tax on such interest (including
OID) and premium at ordinary federal income tax rates on a net basis (in which case the branch profits tax may also apply if the holder is a foreign corporation).

Sale or Exchange of Debentures

          Subject to the discussion of backup withholding below, any capital gain realized upon a sale or exchange of a Debenture (including upon retirement of a Debenture) by a beneficial owner who is a non-United States person ordinarily will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business conducted by such non-United States person within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation) or (ii) in the case of a non-United States person that is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

Federal Estate Taxes

          Debentures beneficially owned by an individual who at the time of death is neither a citizen nor a resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that at the time of death the income from the Debentures was not or would not have been effectively connected with the conduct by such individual of a trade or business within the United States and that such individual could have qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) on premium and interest that is described above under "--Payments on Debentures."

Backup Withholding and Information Reporting

          Information reporting on IRS Form 1099 and backup withholding at a rate of 31% will not apply to payments of principal, premium (if any) and interest (including original issue discount) made by the Company or a paying agent to a non-United States person on a Debenture if the certification described in clause (d) under "--Payments on Debentures" above is received, provided that the payor does not have actual knowledge that the holder is a United States person. However, interest (including original issue discount) on a Debenture owned by a holder that is a non-United States person may be required to be reported annually.

          Payments of the proceeds from the sale by a holder that is a non-United States person of a Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debenture to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                            EXPERTS

          The audited consolidated financial statements of the Company and supplemental schedules incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included in or incorporated by reference in the Company's Annual Report on Form 10-K incorporated by reference herein (which reports express an unqualified opinion and include an explanatory paragraph relating to changes adopted in accounting for income taxes and other postretirement benefits), and have been so incorporated herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

          With respect to any unaudited interim financial information that is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in any Quarterly Reports on Form 10-Q incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement to which this Prospectus is a part prepared or certified by an accountant within the meaning of Sections 7 and 11 of said Securities Act.

                        LEGAL OPINIONS

          Certain legal matters in connection with the Debentures, including the validity of the Indenture and the Debentures, will be passed upon for the Company by Stoel Rives Boley Jones & Grey, Portland, Oregon, and for the Dealer Managers by Winthrop, Stimson, Putnam & Roberts, New York,
New York. Certain tax matters in connection with the Exchange Offer will be passed upon for the Company by Stoel Rives Boley Jones & Grey. John M. Schweitzer and John Detjens III, who are assistant secretaries of PacifiCorp, are partners in the firm of Stoel Rives Boley Jones & Grey.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of Series 1992 Preferred Stock and any other required documents should be sent by each holder of Series 1992 Preferred Stock or such holder's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                    The Exchange Agent is:

                     The Bank of New York

  By Hand or Overnight Courier:           By Mail:
      The Bank of New York          The Bank of New York
       101 Barclay Street               PO Box 11248
       New York, NY  10286          Church Street Station
 Attention:  Tender and Exchange     New York, NY  10286
   Receive and Deliver Window,      Attention:  Tender and
         Street Level                     Exchange

                   By Facsimile Transmission
               (for Eligible Institutions only):
                        (212) 815-6213

Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                        (800) 507-9357

                   The Information Agent is:

                           GEORGESON
                        & COMPANY INC.
                       Wall Street Plaza
                      New York, NY  10005
         Banks and Brokers call collect (212) 440-9800
                Call Toll Free:  (800) 223-2064


Any questions or requests for assistance or additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent or the Exchange Agent at the telephone numbers and locations set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

        The Dealer Managers for the Exchange Offer are:


       Goldman, Sachs & Co.          Salomon Brothers Inc
    Liability Management Group    Liability Management Group
    85 Broad Street, 26th Floor      7 World Trade Center
     New York, New York  10004     New York, New York  10048
    (800) 828-3182 (Toll-Free)    (800) 558-3745 (Toll-Free)

                            PART II
            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   PacifiCorp's Second Restated Articles of Incorporation, as amended ("Restated Articles"), and Bylaws, as amended ("Bylaws"), require PacifiCorp to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification will be ultimately subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act ("OBCA").
The effect of the OBCA is summarized as follows:

   (a) The OBCA permits PacifiCorp to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of PacifiCorp, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of PacifiCorp, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

   (b) The OBCA permits PacifiCorp to grant a right of indemnification in respect of any proceeding by or in the right of PacifiCorp against the reasonable expenses (including attorneys' fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PacifiCorp, except that no indemnification may be granted if such person is adjudged to be liable to PacifiCorp unless permitted by a court.

   (c) Under the OBCA, PacifiCorp may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following: (i) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel selected by the Board of Directors or the committee thereof, as described in
(i) and (ii) above, or (iv) by the shareholders. Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (i) through (iv) above, except that if the determination of such indemnification's permissibility is made by special counsel then the determination of the reasonableness of such expenses is to be made by those entitled to select special counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

   (d) Under the OBCA, PacifiCorp may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director's or officer's good faith belief that he or she has met the prescribed standard of conduct, and
(ii) a written undertaking to repay the advance if it is ultimately determined that such person did not meet the standard of conduct.

   The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors, or otherwise. Indemnity agreements entered into by PacifiCorp require PacifiCorp to indemnify the directors that are parties thereto to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations. Resolutions adopted by PacifiCorp's board of directors are intended to have a similar result with respect to officers of PacifiCorp.

   PacifiCorp has directors' and officers' liability insurance coverage which insures officers and directors of PacifiCorp against certain liabilities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a)       Exhibits

             A list of exhibits included as part of this Registration Statement is set forth in an Exhibit
             Index, which immediately precedes such exhibits.

   (b)       Financial Statement Schedules

             None

ITEM 22.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

   (1) For purposes of determining any liability under the Securities Act of 1933, each filing of PacifiCorp's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described under
        Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (3) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Portland, State of Oregon on the 16th day of June, 1995.

                              PACIFICORP



                              By: RICHARD T. O'BRIEN
                                  ------------------------
                                  Richard T. O'Brien
                                   (Vice President)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on June 16, 1995 in the capacities indicated.

Signature                     Title

*FREDERICK W. BUCKMAN         President, Chief Executive
- ---------------------------   Officer and Director (Principal
 Frederick W. Buckman         Financial Officer)

*DANIEL L. SPALDING           Senior Vice President
- ---------------------------   (Chief Accounting Officer)
Daniel L. Spalding

*KATHRYN A. BRAUN             Director
- ---------------------------
Kathryn A. Braun

*C. TODD CONOVER              Director
- ---------------------------
C. Todd Conover

*RICHARD C. EDGLEY            Director
- ---------------------------
Richard C. Edgley

*A.M. GLEASON                 Director
- ---------------------------
A.M. Gleason
(Vice Chairman)

*JOHN C. HAMPTON              Director
- ---------------------------
John C. Hampton

*NOLAN E. KARRAS              Director
- ---------------------------
Nolan E. Karras

*KEITH R. MCKENNON            Director
- ---------------------------
Keith R. McKennon (Chairman)

*ROBERT G. MILLER             Director
- ---------------------------
Robert G. Miller

*VERL R. TOPHAM               Director
- ---------------------------
Verl R. Topham

*DON M. WHEELER               Director
- ---------------------------
Don M. Wheeler

*NANCY WILGENBUSCH            Director
- ---------------------------
Nancy Wilgenbusch

*By RICHARD T. O'BRIEN
- ---------------------------
Richard T. O'Brien
(Attorney-in-Fact)

                         EXHIBIT INDEX

Exhibit No.                Document                    Page No.
- -----------                --------                    ------


*(4)(a)      Indenture between PacifiCorp and
             The Bank of New York, as Trustee,
             dated as of May 1, 1995, as
             supplemented by the First Supplemental
             Indenture thereto, dated as of
             May 1, 1995.

*(4)(b)      Form of Supplemental Indenture to
             Indenture to be used in connection
             with the issuance of Junior Subordinated
             Debentures.

*(4)(c)      Form of Junior Subordinated Debenture
             (included in Exhibits (4)(a) and (b)
             above).

*(5)         Opinion of Stoel Rives Boley Jones &
             Grey with respect to Junior Subordinated
             Debentures.

*(8)         Opinion of Stoel Rives Boley Jones &
             Grey with respect to tax matters.

**(12)(a)    Statements re Computation of Consolidated
             Ratios of Earnings to Fixed Charges.
             (Exhibit (12)(a), Form 10-K for the year ended December 31, 1994, File No. 1-5152).

**(12)(b)    Statements re Computation of Consolidated
             Ratios of Earnings to Combined Fixed
             Charges and Preferred Stock Dividends.
             Exhibit (12)(b), Form 10-K for the
             year ended December 31, 1994, File
             No. 1-5152).

**(12)(c)    Statements re Computation of Consolidated
             Ratios of Earnings to Fixed Charges.
             Exhibit (12)(a), Form 10-Q for the
             quarter ended March 31, 1995, File
             No. 1-5152).

**(12)(d)    Statements re Computation of Consolidated
             Ratios of Earnings to Combined Fixed
             Charges and Preferred Stock Dividends.
             Exhibit (12)(b), Form 10-Q for the
             quarter ended March 31, 1995, File
             No. 1-5152).

*(23)(a)     Consent of Deloitte & Touche LLP.

*(23)(b)     Consent of Stoel Rives Boley Jones
             & Grey (included in Exhibits (5) and
             (8) above).

*(24)        Powers of Attorney.

*(25)        Statement of Eligibility under the
             Trust Indenture Act of 1939, as
             amended, of The Bank of New York,
             as Trustee under the Indenture.

*(99)(a)     Proposed Form of Dealer Managers
             Agreement

*(99)(b)     Proposed Form of Exchange Agent Agreement

*(99)(c)     Information Agent Agreement dated
             April 3, 1995 between PacifiCorp
             and Georgeson & Company Inc.

*(99)(d)     Proposed Form of Letter of Transmittal

*(99)(e)     Proposed Form of Letter to Brokers

*(99)(f)     Proposed Form of Letter to Clients

*(99)(g)     Proposed Form of Notice of Guaranteed
             Delivery

*(99)(h)     Proposed Form of Letter to Shareholders

________________

*   Previously filed.

**  Incorporated by reference.